                                                                    Exhibit 99.1


--------------------------------------------------------------------------------
                           CONVERSION APPRAISAL REPORT
                               IN CONJUNCTION WITH
                             SECOND STEP CONVERSION

                           JEFFERSON BANCSHARES, INC.

                          PROPOSED HOLDING COMPANY FOR
                             JEFFERSON FEDERAL BANK
                              Morristown, Tennessee


                                  Dated As Of:
                                  March 7, 2003
--------------------------------------------------------------------------------











                                  Prepared By:

                                RP Financial, LC.
                             1700 North Moore Street
                                   Suite 2210
                            Arlington, Virginia 22209

                        [LETTERHEAD OF RP FINANCIAL, LC]

                                                          March 7, 2003

Board of Directors
Jefferson Bancshares, M.H.C.
Jefferson Federal Savings and Loan Association
120 Evans Avenue
Morristown, Tennessee  37814

Members of the Board of Directors:

     At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock to be issued by Jefferson Bancshares, Inc, Morristown, Tennessee ("Jefferson Bancshares" or the "Company") in connection with the mutual-to-stock conversion of Jefferson Bancshares, M.H.C. (the "MHC"). In conjunction with the conversion transaction discussed herein, Jefferson Federal Savings and Loan Association, Morristown, Tennessee will change its name to Jefferson Federal Bank, and will hereinafter be referenced to as "Jefferson Federal" or the "Bank".

     The MHC currently has a majority ownership interest in, and its principal asset consists of Jefferson Federal. In this regard, the MHC owns 1,875,500 shares of the Bank's common stock outstanding, or 17.36%, with the remaining 325,500 shares, or 82.64%, owned by public shareholders. It is our understanding that Jefferson Bancshares will offer its stock, representing the majority ownership interest of Jefferson Federal, to depositors of the Bank, the Bank's ESOP, borrowers of the Bank, directors officers and employees, current stockholders of Jefferson Federal, members of the local community, and the public at large (the Subscription and Community offerings).

     This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), which have been adopted in practice by the Federal Deposit Insurance Corporation ("FDIC"), including the most recent revisions as of October 21, 1994, and applicable interpretations thereof.

Plan of Conversion

     On March 4, 2003, the Board of Directors of the MHC adopted the plan of conversion pursuant to which the MHC will convert from the partially public mutual holding company form of ownership to the fully public stock holding company structure (the "conversion" or the

Boards of Directors
March 7, 2003
Page 2

"second step conversion). As a result of the conversion and offering, the MHC will be merged into the Bank and the MHC will cease to exist. As part of the conversion, Jefferson Bancshares will sell shares of common stock in an offering that will represent the ownership interest in Jefferson Federal currently owned by the MHC. As of March 7, 2003, the MHC's ownership interest in Jefferson Bancshares approximated 82.64%. Jefferson Bancshares will also issue shares of its common stock to the public stockholders of Jefferson Bancshares pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued Jefferson Bancshares common stock as owned immediately prior to the conversion, but before the issuance of shares to the charitable foundation as noted below.

     Concurrent with the Reorganization, Jefferson Bancshares will form a charitable foundation called the Jefferson Federal Charitable Foundation ("Foundation"). The Foundation will be funded with 375,000 shares of conversion stock with a value of $3.75 million based on an issue price of $10.00 per share and $250,000 of cash.

RP Financial, LC.

     RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting the Bank and Jefferson Bancshares in the preparation of the post-conversion business plan, we are independent of Jefferson Bancshares, the Bank, the MHC and the other parties engaged by the Bank or Jefferson Bancshares to assist in the stock conversion process.

Valuation Methodology

     In preparing our Appraisal, we have reviewed the regulatory applications of Jefferson Bancshares, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of Jefferson Bancshares, the Bank and the MHC, that has included a review of audited financial information for fiscal years ended June 30, 1998 through 2002 and interim financial results through December 31, 2002, a review of various unaudited information and internal financial reports through December 31, 2002, and due diligence related discussions with the Bank's management; Craine Thompson & Jones, the Bank's independent auditor; Muldoon Murphy & Faucette LLP, the Bank's conversion counsel; and Keefe, Bruyette & Woods, Inc., the marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

Boards of Directors
March 7, 2003
Page 3

     We have investigated the competitive environment within which Jefferson Federal operates and have assessed Jefferson Federal's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Jefferson Federal and the industry as a whole. We have analyzed the potential effects of the stock conversion on Jefferson Bancshares' operating characteristics and financial performance as they relate to the pro forma market value of Jefferson Bancshares. We have analyzed the assets held by the MHC, which will be consolidated with Jefferson Federal's assets and equity pursuant to the completion of the conversion. We have reviewed the overall conditions in Jefferson Federal's primary market area as set forth in demographic, economic and competitive information prepared by CACI, SNL Securities and other third party private and governmental sources. We have compared Jefferson Bancshares' financial performance and condition with selected publicly-traded thrifts in accordance with the OTS valuation guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

     The Appraisal is based on Jefferson Federal's representation that the information contained in the regulatory applications and additional information furnished to us by Jefferson Federal and their respective independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Jefferson Federal, or their respective independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Jefferson Federal. The valuation considers Jefferson Federal only as a going concern and should not be considered as an indication of Jefferson Federal's liquidation value.

     Our appraised value is predicated on a continuation of the current operating environment for Jefferson Bancshares and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Jefferson Bancshares' stock alone. It is our understanding that there are no current plans for selling control of Jefferson Bancshares following completion of the second step stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

     The estimated pro forma market value is defined as the price at which Jefferson Bancshares' common stock, immediately upon completion of the second step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Boards of Directors
March 7, 2003
Page 4

Valuation Conclusion

     It is our opinion that, as of March 7, 2003, the estimated aggregate pro forma valuation of the shares to be issued in the conversion of the MHC, including: (1) newly-issued shares representing the MHC's ownership interest in Jefferson Bancshares, (2) exchange shares to be issued to existing public shareholders of Jefferson Bancshares, and (3) shares issued to the Jefferson Federal Foundation was $64,250,000 at the midpoint, equal to 6,425,000 shares at a per share value of $10.00. Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC and the shares issued to the Jefferson Federal Charitable Foundation, the midpoint of the offering range was $50,000,000, equal to 5,000,000 shares at $10.00 per share. The resulting offering range includes a minimum value of $42,500,000, equal to 4,250,000 shares at $10.00 per share (85.0% of the midpoint) and a maximum value of $57,500,000, equal to 5,750,000 shares at $10.00 per share (115.0% of the midpoint). In the event the appraised value is subject to an increase, the offering range may be increased up to a supermaximum value of $66,125,000, equal to 6,612,500 shares at $10.00 per share, without requiring a resolicitation.

Establishment of the Exchange Ratio

     OTS regulations provide that, in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of the fully converted company. The Board of Directors of the MHC has independently established a formula to determine the exchange ratio, based on an offering price of $10.00 per share. The exchange ratio preserves the current aggregate percentage ownership in Jefferson Bancshares equal to 82.64% as of March 7, 2003. Accordingly, the exchange ratio to be received by the existing minority shareholders will be determined at the end of the offering, based on the total number of shares sold in the Subscription and Community offerings. Based upon the valuation conclusion and offering range concluded herein, the indicated exchange ratio is 2.7419 shares, 3.2258 shares, 3.7097 shares and 4.2661 shares of newly issued shares of Jefferson Bancshares stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Jefferson Bancshares shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal does not take into account any trading activity with respect to the

Boards of Directors
March 7, 2003
Page 5

purchase and sale of common stock in the secondary market, and reflects only a valuation range as of this date for the pro forma market value of Jefferson Bancshares immediately upon issuance of the stock.

          RP Financial's valuation was determined based on the financial condition, operations and shares outstanding of Jefferson Federal as of December 31, 2002 date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of Jefferson Bancshares and the exchange of the public shares for newly issued shares of Jefferson Bancshares common stock as a full public company was determined independently by the Boards of Directors of the MHC and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

          RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

          This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Jefferson Bancshares, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Jefferson Bancshares' stock offering.

                                                Respectfully submitted,
                                                RP FINANCIAL, LC.

                                                /s/ Ronald S. Riggins

                                                Ronald S. Riggins
                                                President and Managing Director

                                                /s/ James P. Hennessey

                                                James P. Hennessey
                                                Senior Vice President

RP Financial, LC.

                                TABLE OF CONTENTS
                           JEFFERSON BANCSHARES, INC.
                              Morristown, Tennessee

                                                                           PAGE
 DESCRIPTION                                                              NUMBER
 -----------                                                              ------

CHAPTER ONE              OVERVIEW AND FINANCIAL ANALYSIS
-----------

  Introduction                                                             1.1
  Plan of Conversion                                                       1.1
  Strategic Overview                                                       1.4
  Balance Sheet Trends                                                     1.6
  Income and Expense Trends                                                1.9
  Interest Rate Risk Management                                            1.15
  Lending Activities and Strategy                                          1.16
  Asset Quality                                                            1.19
  Funding Composition and Strategy                                         1.20
  Subsidiary                                                               1.21
  Legal Proceedings                                                        1.21

CHAPTER TWO              MARKET AREA
-----------

  Introduction                                                             2.1
  Market Area Demographics                                                 2.2
  Local Economy                                                            2.4
  Market Area Deposit Characteristics/Competition                          2.6

CHAPTER THREE            PEER GROUP ANALYSIS
-------------

  Peer Group Selection                                                     3.1
  Financial Condition                                                      3.7
  Income and Expense Components                                            3.9
  Loan Composition                                                         3.13
  Credit Risk                                                              3.13
  Interest Rate Risk                                                       3.16
  Summary                                                                  3.16

RP Financial, LC.

                                TABLE OF CONTENTS
                           JEFFERSON BANCSHARES, INC.
                              Morristown, Tennessee
                                   (continued)

                                                                           PAGE
 DESCRIPTION                                                              NUMBER
 -----------                                                              ------

CHAPTER FOUR                   VALUATION ANALYSIS
------------

  Introduction                                                             4.1
  Appraisal Guidelines                                                     4.1
  RP Financial Approach to the Valuation                                   4.1
  Valuation Analysis                                                       4.2
       1.  Financial Condition                                             4.3
       2.  Profitability, Growth and Viability of Earnings                 4.4
       3.  Asset Growth                                                    4.5
       4.  Primary Market Area                                             4.6
       5.  Dividends                                                       4.6
       6.  Liquidity of the Shares                                         4.8
       7.  Marketing of the Issue                                          4.9
               A. The Public Market                                        4.9
               B. The New Issue Market                                     4.13
               C. The Acquisition Market                                   4.16
               D. Trading in Jefferson Federal's Stock                     4.17
       8.  Management                                                      4.18
       9.  Effect of Government Regulation and Regulatory Reform           4.18
  Summary of Adjustments                                                   4.19
  Valuation Approaches                                                     4.19
  Comparison to Recent Conversions and Second-Step Offerings               4.24
  Valuation Conclusion                                                     4.25
  Establishment of the Exchange Ratio                                      4.26

                                 LIST OF TABLES
                           JEFFERSON BANCSHARES, INC.
                              Morristown, Tennessee

  TABLE
 NUMBER                DESCRIPTION                                                               PAGE
 ------                -----------                                                               ----
   1.1          Historical Balance Sheets                                                         1.7
   1.2          Historical Income Statements                                                      1.10

   2.1          Summary Demographic Information                                                   2.3
   2.2          Major Employers in Hamblen County                                                 2.5
   2.3          Market Area Unemployment Trends                                                   2.5
   2.4          Deposit Summary                                                                   2.7
   2.5          Competitor Analysis                                                               2.8

   3.1          Peer Group of Publicly-Traded Insurance Thrifts                                   3.3
   3.2          Balance Sheet Composition and Growth Rates                                        3.8
   3.3          Income as a Percent of Average Assets and Yields, Costs, Spreads                  3.10
   3.4          Loan Portfolio Composition and Related Information                                3.14
   3.5          Credit Risk Measures and Related Information                                      3.15
   3.6          Interest Rate Risk Measures and Net Interest Income Volatility                    3.17

   4.1          Peer Group Market Area Comparative Analysis                                       4.7
   4.2          Pricing Characteristics and After-Market Trends of Recent
                  Conversions Completed                                                           4.15
   4.3          Public Market Pricing                                                             4.23

RP Financial, LC.
Page 1.1

                       I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

     Jefferson Federal Savings and Loan Association of Morristown is a federally-chartered savings and loan association which conducts operations through its main office and two drive-through office facilities, in Morristown, Tennessee. The Bank's northeast Tennessee market is centered in Hamblen County, located approximately 40 miles to the northeast of Knoxville. In conjunction with the stock conversion, Jefferson Federal will change its name to Jefferson Federal Bank ("Jefferson Federal" or the "Bank").

     The Bank was organized in 1963. The Bank is a member of the Federal Home Loan Bank ("FHLB") system, and its deposits insured up to the regulatory maximums by the Federal Deposit Insurance Corporation ("FDIC") under the Savings Association Insurance Fund ("SAIF"). The Bank's primary regulator is the Office of Thrift Supervision ("OTS"). As of December 31, 2002, the Bank maintained $260.4 million in assets, $223.0 million in deposits and $34.9 million in equity, or 13.4% of assets. The Bank's audited financial statements are included by reference as Exhibit I-1. The Bank reorganized into the mutual holding company ("MHC") structure in May 1994 and sold a minority interest of its common stock to the public at that time. The MHC, as of December 31, 2002, owned an 82.64% ownership interest in Jefferson Federal.

Plan of Conversion

     Jefferson Federal has 1,875,500 shares of common stock issued and outstanding. The MHC owns 1,550,000 shares, and the remaining 325,000 shares are held by the public, or 82.64% and 17.36%, respectively. In conjunction with the Plan of Conversion, Jefferson Bancshares, Inc. ("Jefferson Bancshares"), a Tennessee stock chartered holding company, will own 100% of the shares of the Bank following the conversion and reorganization. In the reorganization, the Company will publicly issue the MHC's 82.64% ownership interest to members and the public through concurrent Subscription and Community offerings (the "Offering"). The current publicly-held shares of Jefferson Federal will be exchanged for shares

RP Financial, LC.
Page 1.2

of Jefferson Bancshares. The proceeds of the Subscription and Community offerings will be retained as capital by Jefferson Federal and Jefferson Banchsares. Following the second step conversion, the MHC will cease to exist and 100% of the shares will be owned by public shareholders.

     Jefferson Bancshares will retain up to 50% of the net second step offering proceeds, and the balance will be downstreamed to the Bank. The net proceeds at Jefferson Bancshares and the Bank will initially be invested into short-term investments (Jefferson Bancshares may deposit a substantial portion of its funds with the Bank) pending longer-term deployment. Further details of the stock conversion are set forth in the Bank's conversion application, plan of conversion, notice and information statement and holding company application.

     The Bank is pursuing the second step conversion based on several sound business and competitive reasons, including: to increase the capital level to support further expansion, improve its overall competitive position in the local market area, enhance profitability and reduce interest rate risk. The additional equity capital raised in the conversion will provide a larger capital cushion for continued growth and diversification in the regional area. Also, the higher level of capital will enable the Bank to actively pursue larger loan relationships with an increased loans-to-one borrower limitations. The Bank anticipates expanding its branch network through de novo branching within the primary market area. The increased capital should facilitate the ability of the Bank to pursue further diversification of products and services as well as support recent diversification efforts, particularly in the area of the development of high quality commercial relationships.

     The conversion to a full stock company structure enhances the Bank's ability to pursue acquisitions of other financial institutions (there are no current plans). The conversion will increase the public ownership, which is expected to improve the liquidity of the common stock. The conversion will enhance the Bank's ability to attract and retain qualified management through stock based compensation plans. Also, the Bank will increase its local philanthropic endeavors through funding the Jefferson Federal Charitable Foundation (the "Foundation"), as described more fully below.

RP Financial, LC.
Page 1.3

     The Foundation will be a private charitable foundation established in connection with the conversion. The Foundation will be funded with 400,000 newly issued shares of common stock of the Company, equal to $4 million with the form of funding to be $3.75 million of conversion stock and $250,000 of cash, which will be dilutive to pro forma book value and earnings per share. The Foundation will make grants and donations to non-profit and community groups and projects within the Bank's primary market area. The Foundation's common stock ownership of Jefferson Bancshares will enable the local community served to share in the anticipated growth and the profitability over the long term through dividends and price appreciation. The Foundation is expected to generate favorable publicity regarding the Company, thereby strengthening the community banking franchise.

     Management believes that the stock offering will support Jefferson Federal's efforts to broaden its product line and pursue long term growth. The near-term deployment of the net offering proceeds is as follows:

     Jefferson Bancshares, Inc. Jefferson Bancshares is expected to retain up to 50% of the net conversion proceeds. Funds retained by Jefferson Bancshares, net of the loan to the ESOP, are expected to be invested initially into short- and intermediate-term maturities; a substantial portion of the proceeds may be placed on deposit with the Bank. Over time, Bank funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

     The Bank. The remainder of the net conversion proceeds will be infused into the Bank. The increase in the Bank's capital will be diminished by the contra-equity amount to be borrowed by the ESOP to fund the 8% stock purchase. The net cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) are anticipated to become part of general operating funds, and are expected to initially (1) be invested in short-term investments, and (2) to fund loan commitments or loans in the pipeline.

     Overall, it is the Bank's objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Jefferson Federal's operations. The Bank has acknowledged that it will operate with excess capital in the near term, operating with a below market return on equity, until

RP Financial, LC.
Page 1.4

such time as the new capital can be leveraged in a safe and sound manner over a reasonable period of time.

Strategic Overview

     Throughout much of its corporate history, Jefferson Federal's strategic focus has been that of a community oriented financial institution with a primary focus on meeting the borrowing, savings and other financial needs of the community in northeast Tennessee. In this regard, Jefferson Federal has historically pursued a portfolio residential lending strategy typical, with a moderate level of diversification into construction lending, commercial real estate lending and some secondary market loan sales. The Bank has historically sought to serve the local community by offering relatively flexible loan terms and underwriting standards in comparison to the local competition, differentiating itself from the competition primarily consisting of local or regional commercial banks. A historical lending niche for the Bank has been the origination of subprime loans in the regional area, which recently exceeded more than one-fourth of total loans but has since declined to 17.2%. Further decline in subprime loans is expected as the lending focus has shifted under new management. The subprime loans have been a large contributor to the Bank's higher delinquency and foreclosure rates in the residential and consumer loan portfolios.

     In recent years, the Bank has emphasized originating adjustable rate mortgage ("ARM") loans secured by single family residential properties. In this regard, the Bank's comparatively rural market, where many residents possess low income to moderate income levels, has historically presented lending opportunities for the Bank. In this regard, Jefferson Federal has been successful at originating ARMs at premium rates (current rates offered range between 6.00% and 8.75%) and with floor rates. Given the decline in interest rates over the last several years, many portfolio loans are at their contractual lower limit and, in effect, have become fixed rate loans in the prevailing interest rate environment. In order to limit interest rate risk, the Bank's fixed rate mortgage loan offerings have a maximum maturity of 15 years.

     The Bank's past success in originating residential ARMs with premium and floor rates, without the inducement of a teaser rate, is attributable to several key factors. First, the Bank has offered ARMs without discount points and with relatively small origination fees, generally

RP Financial, LC.
Page 1.5

approximating $200 per loan. Low origination and closing costs enhanced the attractiveness of the Bank's ARMs to low- to moderate-income borrowers. Also, as a portfolio lender, the time required to issue a commitment and to close a loan was shortened relative to many competitors, leading to strong referrals to the Bank from local realtors. Overall, this lending strategy was an important factor in providing the strong loan portfolio yields for Jefferson Federal today.

     Similarly, the Bank has historically served a similar market niche in commercial and multi-family mortgage lending and consumer lending. Specifically, the Bank has historically been more flexible with respect to its underwriting standards than much of the local competition.

     While the foregoing lending strategy has facilitated asset growth and higher yields, the Bank's earnings levels were relatively flat through the fiscal 1997 to 2002, owing in part to the relatively high level of non-performing assets ("NPAs") and loan chargeoffs during this period. Asset quality problems have been exacerbated by weak economic conditions in Jefferson Federal's markets in recent periods.

     Jefferson Federal's lending strategy and operations significantly shifted as a result of the October 2001 employment of a new Chief Executive Officer, Anderson L. Smith, who has approximately 30 years of regional banking and lending experience. The Bank has significantly restructured its policies and procedures, specifically tightening loan underwriting standards with the objective of reducing the level of NPAs as well as the overall level of credit risk exposure. Additionally, management has increased intensified efforts to reduce the level of NPAs through improved collections efforts. In the future, management will also be seeking to expand the portfolio of commercial loans to capitalize on the current CEO's commercial lending experience and contacts.

     Jefferson Federal has funded operations primarily with retail deposits and capital, and borrowed funds have been relatively limited. While the Bank has maintained deposit rates above the market average historically, the Bank has recently reduced its rates relative to the competition with the objective of reducing funding costs as loan volume slowed due to high refinancing activity and tightened underwriting standards.

RP Financial, LC.
Page 1.6

Balance Sheet Trends

     Growth Trends

          Over the last five years, Jefferson Federal has realized moderate balance sheet growth through the existing branch office network (see Table 1.1). Total assets increased 6.7% annually from $194.3 million at the end of fiscal 1998 to $260.4 million as of December 31, 2002. The Bank's total asset growth has varied from year to year, and declined during the last six months due to a decline in loans (reflecting high refinancing activity and the Bank's shift in lending focus) and a decline in deposits (as management reduced its competitive pricing given the build-up of liquidity). The Bank's earnings power has diminished over this period as loan growth has lagged asset growth, resulting in a pronounced increase in lower yielding cash and investments. While the loan portfolio has increased at a 3.5% annual pace over this period, the recent shift in lending strategy and high refinancing led to a decline in total loans. As a result, loans decreased from 82.1% of assets in fiscal 1998 to 71.6% as of December 31, 2002. The Bank anticipates that loan growth will resume as refinancing activity slows and as the revised lending emphasis under new management gains momentum.

          Jefferson Federal's balance sheet is funded through a combination of deposits, borrowings and retained earnings. Deposits have always comprised the majority of funding liabilities, and have increased at an annual rate of 6.2% since 1998. Borrowings have been at comparatively modest levels and totaled only $2.0 million as of December 31, 2002.

          Equity has increased at a 9.2% annual rate since the end of fiscal 1998, primarily reflecting retained earnings. The equity/assets ratio has increased since fiscal 1998 as asset growth outstripped the rate of equity growth and, as of December 31, 2002, the equity/assets ratio approximated 13.42%. The Bank's equity consisted entirely of tangible equity as of December 31, 2002.

     Loans Receivable

          Loans receivable totaled $186.4 million, or 71.6% of total assets, as of December 31, 2002, and 1-4 family mortgage loans comprised the largest segment of the loan portfolio, equal to 47.4% of total loans. The residential mortgage loan portfolio consists primarily of ARM loans

RP Financial, LC.
Page 1.7

                                    Table 1.1
                             Jefferson Federal Bank
                            Historical Balance Sheets

                                                                   For the Fiscal Year Ended June 30,
                                                -------------------------------------------------------------------------
                                                        1998                     1999                        2000
                                                ---------------------   -----------------------   -----------------------
                                                  Amount        Pct       Amount          Pct       Amount          Pct
                                                  ------        ---       ------          ---       ------          ---
                                                  ($000)        (%)       ($000)          (%)       ($000)          (%)
Total Amount of:
  Assets                                        $  194,298    100.00%   $  220,075      100.00%   $  230,589      100.00%
  Loans Receivable (net)                           159,532     82.11%      167,984       76.33%      170,172       73.80%
  Cash and Cash Equivalents                          4,923      2.53%        4,212        1.91%        4,519        1.96%
  Investment Securities - HTM                        2,150      1.11%            0        0.00%            0        0.00%
  Investment Securities - AFS                       19,388      9.98%       38,404       17.45%       46,054       19.97%
  FHLB Stock                                         1,113      0.57%        1,194        0.54%        1,282        0.56%
  Deposits                                         170,355     87.68%      194,339       88.31%      199,141       86.36%
  Borrowed Funds                                         0      0.00%            0        0.00%        4,000        1.73%
  Total Equity                                      23,489     12.09%       25,205       11.45%       26,936       11.68%

  Equity/Assets                                                12.09%                    11.45%                    11.68%
  Loans/Deposits                                               93.65%                    86.44%                    85.45%
  IEA/IBL (Average)                                             1.13                      1.13                      1.12

  Non-Performing Assets/Assets                                  2.06%                     2.55%                     1.91%
  Allow. for Loan Losses as a % of Loans                        1.00%                     1.14%                     1.15%

  Number of Full Service Offices                                   1                         1                         1
  Drive-Through Facilities                                         2                         2                         2

                                                     For the Fiscal Year Ended June 30,                                  Compounded
                                                -----------------------------------------------          As of             Annual
                                                        2001                     2002              December 31, 2002     Growth Rate
                                                ---------------------   -----------------------   -------------------    -----------
                                                  Amount        Pct       Amount          Pct       Amount      Pct          Pct
                                                  ------        ---       ------          ---       ------      ---          ---
                                                  ($000)        (%)       ($000)          (%)       ($000)      (%)          (%)
Total Amount of:
  Assets                                        $  254,464    100.00%   $  267,340      100.00%   $ 260,443    100.00%       6.73%
  Loans Receivable (net)                           181,191     71.20%      190,032       71.08%     186,351     71.55%       3.51%
  Cash and Cash Equivalents                          8,905      3.50%        6,983        2.61%      15,707      6.03%      29.41%
  Investment Securities - HTM                            0      0.00%            0        0.00%           0      0.00%    -100.00%
  Investment Securities - AFS                       54,151     21.28%       60,215       22.52%      47,955     18.41%      22.29%
  FHLB Stock                                         1,379      0.54%        1,455        0.54%       1,489      0.57%       6.68%
  Deposits                                         222,061     87.27%      231,849       86.72%     223,038     85.64%       6.17%
  Borrowed Funds                                     2,000      0.79%        2,000        0.75%       2,000      0.77%        N.A.
  Total Equity                                      29,892     11.75%       32,901       12.31%      34,940     13.42%       9.23%

  Equity/Assets                                                11.75%                    12.31%                 13.42%
  Loans/Deposits                                               81.60%                    81.96%                 83.55%
  IEA/IBL (Average)                                             1.13                      1.13                   1.14

  Non-Performing Assets/Assets                                  1.54%                     1.16%                  1.62%
  Allow. for Loan Losses as a % of Loans                        1.17%                     1.37%                  1.40%

  Number of Full Service Offices                                   1                         1                      1
  Drive-Through Facilities                                         2                         2                      2

Source: Jefferson Federal's audited and unaudited financial statements.

RP Financial, LC.
Page 1.8

and shorter term fixed rate loans. Overall, mortgage loans (including 1-4 family, multi-family, commercial, and construction) comprise 90.4% of total loans. The balance of the loan portfolio is comprised of a mixture of consumer installment loans, including loans secured by automobiles, mobile homes and deposits.

     Investment and Mortgage Backed Securities

          As of December 31, 2002, cash and cash equivalents totaled $15.7 million, equal to 6.0% of assets. Investment securities, primarily designated available for sale ("AFS"), totaled $48.0 million, equal to 18.4% of assets. The majority of the Bank's investments consist primarily of U.S. agency securities and mortgage-backed securities ("MBS"). The Bank anticipates initially reinvesting the net conversion proceeds into investments with shorter maturities, pending longer-term deployment into other investments and loans.

     Funding Structure

          Retail deposits have consistently met the substantial portion of balance sheet funding. Since fiscal year-end 1998, deposits have grown at a 6.2% annual rate. During the most recent six months, given the build-up of cash and equivalents and declining yields on investments, management reduced deposit rates in order to reduce funding costs, which led to deposit withdrawals and a 3.8% decline in total deposits. The largest proportion of deposits is in certificates of deposit ("CDs"), at 75.3% of total deposits at December 31, 2002. The proportion of CDs to total deposits has declined from 83.1% at fiscal year end 2000, as NOW, passbook and money market accounts reflect a growing portion of the deposit base, reflecting national trends as CD rates have been relatively low so depositors have increased their funds in more liquid accounts.

          Jefferson Federal has utilized FHLB borrowings in the recent past on a limited basis. As of December 31, 2002, borrowed funds consisted solely of FHLB advances and totaled $2.0 million.

     Equity

          Retained earnings and a favorable interest rate environment (which led to positive valuation adjustments on the AFS investment portfolio) supported annual equity growth of 9.2%

RP Financial, LC.
Page 1.9

since fiscal 1998. The Bank's equity growth reflects the payment of cash dividends to minority shareholders, as the MHC waived its right to receive a dividend. Unrealized gains and losses in the AFS investment portfolio, net of taxes, are reflected as an adjustment to stockholder's equity. As shown below, the AFS adjustment has increased in the last couple of years, due to declining interest rates and the Bank's limited sale of investments, but the overall impact has been limited.

                                                       AFS        AFS Adjustment
                                                    Adjustment       as % of
                                                      Amount      Total Equity
                                                      ------      ------------
                                                      ($000)           (%)

                 At June 30, 2001                      $ 49           1.64%
                 At June 30, 2002                      $537           1.63%
                 At December 31, 2002                  $906           2.59%


          The Bank maintained capital surpluses relative to all of its regulatory capital requirements at December 31, 2002, qualifying as a "well capitalized" institution. The addition of conversion proceeds will serve to further strengthen Jefferson Federal's capital position. The equity growth is expected to slow on a post-conversion basis as the equity increases, reinvestment yields are anticipated to fall below portfolio yields and as dividends will be paid on all shares.

Income and Expense Trends

          Table 1.2 shows Bank's historical income statements for the fiscal years ended June 30, 1998 to 2002, and for the 12 months ended December 31, 2002. Jefferson Federal's net income ranged from a low of $2.2 million, equal to 0.90% of average assets, to a high of $3.3 million, equal to 1.23% of average assets for the 12 months ended December 31, 2002. During the last five fiscal years, earnings ranged from $2.2 to $2.4 million, before surging during the last 12 months. Thus, until the last 12 months, the Bank's profitability ratio steadily declined as total assets continued to grow. The profitability ratio for the most recent 12 months spiked due to the unique convergence of declining interest rates, strategy shifts and portfolio composition during this period. The principal factor leading to the strengthened earnings levels for the most recent 12 months was a declining interest rate environment and management's decision to reduce its

RP Financial, LC.
Page 1.10

                                    Table 1.2
                             Jefferson Federal Bank
                          Historical Income Statements

                                                             -----------------------------------------------------
                                                                      1998                           1999
                                                             --------------------           ----------------------
                                                              Amount       Pct(1)            Amount         Pct(1)
                                                             --------      ------            ------         ------
                                                              ($000)         (%)             ($000)           (%)
Interest Income                                              $ 15,102        8.30%          $ 16,535          7.91%
Interest Expense                                               (8,517)      -4.68%            (9,427)        -4.51%
                                                             --------      ------            -------        ------
  Net Interest Income                                        $  6,585        3.62%          $  7,108          3.40%
Provision for Loan Losses                                        (700)      -0.38%              (764)        -0.37%
                                                             --------      ------           --------        ------
  Net Interest Income after Provisions                       $  5,885        3.23%          $  6,344          3.04%

Other Operating Income                                            739        0.41%               734          0.35%
Operating Expense                                              (3,094)      -1.70%            (3,314)        -1.59%
                                                             --------      ------           --------        ------
  Net Operating Income                                       $  3,530        1.94%          $  3,764          1.80%

Non-Operating Items
-------------------
Gain on the Sale of Fixed Assets                             $    116        0.06%          $      0          0.00%
Gain on the Sale of Foreclosed Real Estate                         23        0.01%                26          0.01%
Gain on the Sale of Investment Securities                           -        0.00%                 -          0.00%
                                                             --------      ------           --------        ------
  Total Non-Operating Income/(Expense)                       $    139        0.08%          $     26          0.01%

Net Income Before Tax                                        $  3,669        2.02%          $  3,790          1.81%
Income Taxes                                                   (1,357)      -0.75%            (1,387)        -0.66%
                                                             --------      ------            -------        ------
 Net Income Before Change in Acct. Principle                 $  2,312        1.27%          $  2,403          1.15%
Cumulative Effect of Change in Acct. Principle                      -        0.00%                 -          0.00%
                                                             --------      ------           --------        ------
 Net Income                                                  $  2,312        1.27%          $  2,403          1.15%

Estimated Core Net Income
-------------------------
Net Income (Before Cum. Effect of Acct. Change)              $  2,312        1.27%          $  2,403          1.15%
Addback(Deduct): Non-Recurring (Inc)/Exp                         (139)      -0.08%               (26)        -0.01%
Tax Effect (1)                                                     51        0.03%                10          0.00%
                                                             --------      ------           --------        ------
  Estimated Core Net Income                                  $  2,224        1.22%          $  2,387          1.14%

Memo:
      Expense Coverage Ratio (2)                               212.83%                        214.48%
      Efficiency Ratio (3)                                      42.24%                         42.26%
      Effective Tax Rate                                        36.99%                         36.60%
      Return on Average Equity                                  10.28%                          9.77%

                                                                       For the Fiscal Year Ended June 30,
                                                             -----------------------------------------------------
                                                                       2000                           2001
                                                             ----------------------         ----------------------
                                                              Amount         Pct(1)          Amount         Pct(1)
                                                              ------         ------          ------         ------
                                                              ($000)           (%)           ($000)           (%)
Interest Income                                              $ 17,646        7.78%          $ 19,254          7.92%
Interest Expense                                              (10,058)      -4.43%           (11,740)        -4.83%
                                                             --------      ------           --------        ------
  Net Interest Income                                        $  7,588        3.34%          $  7,514          3.09%
Provision for Loan Losses                                      (1,270)      -0.56%              (960)        -0.39%
                                                              -------      ------           --------        ------
  Net Interest Income after Provisions                       $  6,318        2.78%          $  6,554          2.70%

Other Operating Income                                            888        0.39%               877          0.36%
Operating Expense                                              (3,732)      -1.64%            (3,993)        -1.64%
                                                             --------      ------           --------        ------
  Net Operating Income                                       $  3,474        1.53%          $  3,438          1.41%

Non-Operating Items
-------------------
Gain on the Sale of Fixed Assets                             $      9        0.00%          $      0          0.00%
Gain on the Sale of Foreclosed Real Estate                        325        0.14%                33          0.01%
Gain on the Sale of Investment Securities                           -        0.00%                 -          0.00%
                                                             --------      ------           --------        ------
  Total Non-Operating Income/(Expense)                       $    334        0.15%          $     33          0.01%

Net Income Before Tax                                        $  3,808        1.68%          $  3,471          1.43%
Income Taxes                                                   (1,425)      -0.63%            (1,283)        -0.53%
                                                             --------      ------           --------        ------
 Net Income Before Change in Acct. Principle                 $  2,383        1.05%          $  2,188          0.90%
Cumulative Effect of Change in Acct. Principle                      -        0.00%                 -          0.00%
                                                             --------      ------          ---------        ------
 Net Income                                                  $  2,383        1.05%          $  2,188          0.90%

Estimated Core Net Income
-------------------------
Net Income (Before Cum. Effect of Acct. Change)              $  2,383        1.05%          $  2,188          0.90%
Addback(Deduct): Non-Recurring (Inc)/Exp                         (334)      -0.15%               (33)        -0.01%
Tax Effect (1)                                                    124        0.05%                12          0.01%
                                                             --------      ------           --------        ------
  Estimated Core Net Income                                  $  2,173        0.96%          $  2,167          0.89%

Memo:
      Expense Coverage Ratio (2)                               203.32%                        188.18%
      Efficiency Ratio (3)                                      44.03%                         47.59%
      Effective Tax Rate                                        37.42%                         36.96%
      Return on Average Equity                                   9.19%                          7.60%


                                                                 For the Fiscal
                                                              Year Ended June 30,            For the Twelve Months
                                                             --------------------
                                                                      2002                  Ended December 31, 2002
                                                             --------------------           -----------------------
                                                              Amount        Pct(1)           Amount         Pct(1)
                                                              ------       ------            ------         ------
                                                              ($000)         (%)             ($000)           (%)
Interest Income                                              $ 19,380        7.27%          $ 18,429          6.94%
Interest Expense                                              (10,267)      -3.85%            (7,897)        -2.97%
                                                             --------      ------           --------        ------
  Net Interest Income                                        $  9,113        3.42%          $ 10,532          3.96%
Provision for Loan Losses                                      (1,221)      -0.46%            (1,288)        -0.48%
                                                             --------      ------           --------        ------
  Net Interest Income after Provisions                       $  7,892        2.96%          $  9,244          3.48%

Other Operating Income                                            976        0.37%               967          0.36%
Operating Expense                                              (5,069)      -1.90%            (5,237)        -1.97%
                                                             --------      ------           --------        ------
Net Operating Income                                         $  3,799        1.43%          $  4,974          1.87%
Non-Operating Items
-------------------
Gain on the Sale of Fixed Assets                             $      0        0.00%          $      0          0.00%
Gain on the Sale of Foreclosed Real Estate                         45        0.02%               117          0.04%
Gain on the Sale of Investment Securities                           -        0.00%                65          0.02%
                                                             --------      ------           --------        ------
  Total Non-Operating Income/(Expense)                       $     45        0.02%          $    182          0.07%

Net Income Before Tax                                        $  3,844        1.44%          $  5,156          1.94%
Income Taxes                                                   (1,418)      -0.53%            (1,893)        -0.71%
                                                             --------      ------           --------        ------
 Net Income Before Change in Acct. Principle                 $  2,426        0.91%          $  3,263          1.23%
Cumulative Effect of Change in Acct. Principle                      -        0.00%                 -          0.00%
                                                             --------      ------           --------        ------
 Net Income                                                  $  2,426        0.91%          $  3,263          1.23%

Estimated Core Net Income
-------------------------
Net Income (Before Cum. Effect of Acct. Change)              $  2,426        0.91%          $  3,263          1.23%
Addback(Deduct): Non-Recurring (Inc)/Exp                          (45)      -0.02%              (182)        -0.07%
Tax Effect (1)                                                     17        0.01%                67          0.03%
                                                             --------      ------           --------        -------
  Estimated Core Net Income                                  $  2,398        0.90%          $  3,148          1.18%

Memo:

      Expense Coverage Ratio (2)                               179.78%                        201.11%
      Efficiency Ratio (3)                                      50.24%                         45.54%
      Effective Tax Rate                                        36.89%                         36.71%
      Return on Average Equity                                   7.68%                          9.85%

(1)  Reflects an estimated 37 percent effective tax rate for each period.
(2)  Net interest income divided by operating expenses.
(3) Operating expenses as a percent of the sum of net interest income and other operating income (excludes provisions and non-operating income).

Source:  Jefferson Federal's audited and unaudited financial statements.

RP Financial, LC.
Page 1.11

deposit pricing versus the competition, which caused the Bank's cost of funds to decline more rapidly than the yield on interest-earning assets. Despite the concentration in ARMs and the increased liquidity, asset yields declined slowly due in part to the five year repricing periods on ARMs, reaching the floor rates on many ARMs and the lesser ability of its lower income borrowers to refinance their loans during the low rate environment in recent months. Additionally, the preponderance of loans to low-to-moderate income borrowers which have relatively small loan balances also tend to refinance at lower rates given the costs involved in a refinancing transaction. Thus, Jefferson Federal's most recent earnings have benefited from rather unique circumstances. Going forward, earnings are expected to be under pressure, particularly if interest rate rise as the floor rates on ARMs are above current market rates and as yields on new originations under the new lending focus will be well below portfolio yields. The components of profitability are explored below.

     Net Interest Income

          Jefferson Federal's net interest income has increased over the last five fiscal years, primarily reflecting balance sheet growth. The ratio of net interest income to average assets declined from fiscal 1998 to fiscal 2001, largely as a result of spread compression as short-term interest rates increased and the yield curve flattened, particularly in fiscal 2001. The net interest income ratio compression is evidenced by the net interest spread decline from 2.92% in fiscal 2000 to 2.56% in fiscal 2001. During fiscal 2002 and the most recent 12 months, the numerous interest rate reductions by the Federal Reserve Board ("FRB") coupled with the adoption of a more conservative deposit pricing strategy led the Bank's cost of funds to decline more rapidly than the yield on interest-earning assets. The yield on interest-earning assets has been supported by several characteristics of the Bank's loan portfolio which limit the changes in yields in response to changing interest rates and the increased liquidity including: (1) the majority of the Bank's adjustable rate loans are indexed to the National Average Contract Rate for the Purchase of Previously Occupied Homes by Combined Lenders, which is a lagging market index; and (2) Jefferson Federal's loan portfolio includes many ARM loans with floor rates. Given the reduction in interest rates over the last several years, many portfolio loans are at their contractual lower limit and, in effect, have become fixed rate loans in the prevailing interest rate environment. Further, since a number of these loans were subprime loans to cover income

RP Financial, LC.
Page 1.12

borrowers, the borrower appears to have a lower propensity to refinance in a current low interest rate environment.

          Thus, notwithstanding the de minimis increase in total assets over the most recent periods, net interest income increased since fiscal 2001 as the Bank's interest rate spread increased from 2.56% in fiscal 2001, to 3.02% in fiscal 2002 and 3.79% during the six months ended December 31, 2002. Details regarding Bank's yields, costs and spreads are included as Exhibit I-4.

          As noted earlier, asset yields are expected to come under pressure as the lending strategy has shifted, the proportion of higher yielding subprime loans are declining and new loan originations are at market rates that are substantially lower than portfolio yields. The reinvestment of the offering proceeds should increase net interest income, although the initial reinvestment yields are expected to depress asset yields and the net interest income ratio.

     Loan Loss Provisions

          Loan loss provisions have been relatively high by industry standards as the Bank's past lending philosophy has historically reflected a willingness to accept a relatively higher level of credit risk exposure (including subprime loans) if such loans could provide sufficient yields and other favorable terms, i.e., adjustable rate or shorter terms. As a result, loan loss provisions were inflated due to the relatively high level of loan delinquencies, foreclosures and chargeoffs, particularly given the weakness in the economy. Specifically, loan loss provisions totaled $700,000 in fiscal 1998, equal to 0.38% of assets, and have increased to equal $1.3 million, equal to 0.48% of average assets for the 12 months ended December 31, 2002.

          However, as previously discussed, Jefferson Federal has recently restructured the loan underwriting policies and procedures with the objective of improving asset quality and the overall risk profile. Going forward, management of Bank intends to continue to evaluate the adequacy of the level of general valuation allowances ("GVAs") on a regular basis, establishing additional loan loss provisions in accordance with Bank's asset classification and loss reserve policies. In this regard, management believes that the level of loan loss provisions may continue to trend higher over the near term given the current focus on aggressive collections and the

RP Financial, LC.
Page 1.13

higher level of personal and commercial bankruptcies in the market owing to the prevailing weak economic environment.

     Other Operating Income

       Other operating income has shown an upward trend since fiscal 1998, increasing from $799,000 to $967,000 for the 12 months ended December 31, 2002, primarily reflecting general growth, fees on loans and deposits and late charges on loans. The other operating income ratio remains moderate in comparison to industry averages, due in part to competitive conditions prevailing locally and historically limited revenue diversification. More recently, the Bank's operations have become more diversified and management has indicated that it will be seeking to expand non-interest income by expanding fee generating commercial loan and deposit relationships. The Bank may also evaluate offering non-traditional products and services in the future with the objective of increasing fee income. However, growth in the level of non-interest operating income is expected to be gradual.

     Operating Expenses

       After several years of emphasizing operating expense containment, Jefferson Federal's operating expenses experienced a sharp increase with the strategy shift under the new CEO. Overall compensation expense increased by $0.7 million to $2.5 million for the 12 months ended December 31, 2002, reflecting the employment of the new CEO and additional staffing, in part due to more aggressive loan collection. Real estate owned ("REO") expense has grown in recent periods, particularly as the Bank has accelerated collections and been less willing to accommodate chronically delinquent borrowers. Accordingly REO expense increased by $263,000 for the 12 months ended December 31, 2002, relative to the level reported in fiscal 2001. As a result, since fiscal 1998, operating expenses have increased from $3.1 million, or 1.70% of average assets, to $5.2 million, or 1.97% of average assets, for the 12 months ended December 31, 2002. The Bank's operating expenses are expected to continue to increase given the expansion and diversification plans and the incremental costs of additional stock-related benefit plans in conjunction with the second step conversion. Continued growth and reinvestment of the conversion proceeds should increase revenues sufficiently to offset the anticipated expense increase.

RP Financial, LC.
Page 1.14

     Non-Operating Items

       Non-operating income and expenses have had a relatively modest impact on earnings in recent years, and have primarily consisted of gains on the sale of fixed assets, REO, and investment securities. During fiscal 2001 and 2002, small net non-operating gains from the sale of REO equaled $33,000 and $45,000, respectively. For the 12 months ended December 31, 2002, non-operating income totaled $182,000, equal to 0.07% of average assets, comprised of gains on the sale of REO and investment securities.

     Taxes

       The Bank is in a fully taxable position with regard to federal and state corporate income taxes and, as a result, the Bank's tax rate has ranged from a low of 36.6% to a high of 37.42% equaled 37.7% for the 12 months ended December 31, 2002.

     Efficiency Ratio

       Jefferson Federal's efficiency ratio increased from 1998 to fiscal 2002 largely due to (1) the increase in operating expenses and (2) limited increases in a concurrent net interest income. Specifically, the efficiency ratio increased from 42.2% in fiscal 1998 to 50.2% for fiscal 2002. The efficiency ratio improved in the most recent 12 months, diminishing to 45.5% for the 12 months ended December 31, 2002, reflecting the benefits of the declining interest rate environment despite the rise in operating expenses.

     Return on Equity

       The Bank's return on average equity steadily declined from 10.28% in fiscal 1998 to 7.68% in fiscal 2002 as equity grew while earnings remained relatively stable. The return on equity increased sharply to 9.85% in the most recent 12 months as the Bank's earnings increased due to the unique convergence of declining interest rates, strategy shifts and portfolio composition. The Bank's return on equity will decline sharply on a post-conversion basis as the pro forma equity will increase substantially while the reinvestment of proceeds will be at a lower market rate than current portfolio yields.

RP Financial, LC.
Page 1.15

Interest Rate Risk Management

     The primary aspects of the Bank's interest rate risk management include::

       . Maintaining a lending focus on adjustable rate residential mortgage loans with repricing frequencies of up to five years;

       . Limiting new fixed rate residential mortgage loan originations to maturities of 15 years or less;

       . Maintaining a diversified loan portfolio which includes loans secured by commercial real estate and multi-family properties as well as non-mortgage loans which carry short terms to maturity and/or variable interest rates;

       . Improving asset quality with the objective of increasing the ratio of interest-earning assets to interest-bearing liabilities;

       . Maintaining a moderate balance of cash or short-term investments with relatively short-to-intermediate terms and designating all investments in the current rate environment as AFS; and

       . Maintaining strong capital, which provides a favorable level of interest-earning assets relative to interest-bearing liabilities.

     These strategies have generally served to increase the sensitivity of Bank's assets to changes in interest rates and lengthen the duration of liabilities. The Board of Directors on an on-going basis assesses the Bank's interest rate risk by examining factors such as asset/liability repricing, investments, capital and liquidity. Jefferson Federal primarily utilizes interest rate risk reports prepared by OTS on a quarterly basis to review the level of interest rate risk. As of December 31, 2002, Jefferson Federal's expected change in net portfolio value ("NPV") under a 200 basis point increase in interest rates was a negative 120 basis points and the post-shock NPV ratio equaled 14.49%. Moreover, the Bank's interest rate risk exposure is projected to be further reduced following the completion of the second step conversion and reinvestment of the net conversion proceeds into interest-earning assets.

     Overall, the data suggests Bank's earnings would be negatively impacted by rising interest rates, although Bank has been somewhat successful in reducing its exposure to interest rate risk. At the same time, there are numerous limitations inherent in such analyses, such as the credit risk of Bank's adjustable rate loans in a rising interest rate environment. In this regard,

RP Financial, LC.
Page 1.16

there are two characteristics of the asset portfolio have provided Jefferson Federal with substantial spread benefits in the declining interest rate environment as follows: (1) many of the Bank's ARM loans reached their contractual floor levels; and (2) most of the Bank's ARM loans are repriced based on a lagging market index. Of course in a higher or rising interest rate environment, these same factors may likely result in lower earnings levels, notwithstanding the fact that the majority of Jefferson Federal's assets are short term or variable rate.

Lending Activities and Strategy

       The Bank originates permanent first mortgage loans for portfolio and, as such, focuses its origination efforts on ARMs and shorter term fixed rate loans (generally with maturities of no more than 15 years). At December 31, 2002, 1-4 family residential mortgage loans (including home equity loans and lines of credit), represented the single largest component of the loan portfolio totaling $90.9 million, or 47.4% of loans receivable (see Exhibit I-6). Generally, all loans are originated by the Bank by in-house lending officers and are underwritten and processed in-house.

       Residential ARMs primarily consist of a one-year ARMs indexed to the National Average Contract Rate for the Purchase of Previously Occupied Homes by Combined Lenders as published by the Federal Housing Finance Board, with an annual repricing cap of 2.0%, and an interest rate ceiling which is generally 5.0% above the initial rate. Typically, the rate on residential ARMs originated by Jefferson Federal is fixed for the first five years of the loan and adjust annually thereafter.

       The Bank's continued ability to originate high yielding ARM loans has been an important factor contributing to the strong net interest margin and net earnings levels. In this regard, the Bank has been effective in marketing ARM loans to low-to-moderate income borrowers by maintaining low fees and eliminating origination points, and by providing timely loan processing and approval of loan applications. The Bank generally originates ARMs without the inducement of a teaser rate, which further supports ARM yields.

       To a much lesser extent, Jefferson Federal also makes fixed rate residential mortgage loans. However, the maturity of such loans is generally limited to a maximum of 15 years so as

RP Financial, LC.
Page 1.17

to limit interest rate risk. The Bank is a portfolio lender and loan sales have not been a significant factor in Jefferson's operations historically.

       As a complement to the 1-4 family permanent mortgage lending activities, Jefferson Federal also offers home equity loans in the form of a variable rate lines of credit ("HELOCs"). The Bank offered this product commencing in fiscal 2002, and as a result, the outstanding balance remains modest ($799,000, equal to 0.4% of total loans).

       Commercial real estate and multi-family loans totaled $44.1 million (23.0% of loans) and $12.6 million (6.5% of loans), respectively. Commercial real estate and multi-family loans originated by Jefferson Federal are extended up to a loan-to-value ("LTV") ratio of 80% and carry adjustable rates with amortization periods generally ranging from 10 to 25 years. The Bank uses the same ARM repricing index for multi-family and commercial real estate loans as for 1-4 family loans, although a higher repricing margin is generally applied to the commercial real estate and multi-family loans. Commercial real estate and multi-family loans originated by the Bank are collateralized by local properties, consisting primarily of small office buildings, family-type business establishments and apartment buildings. The Bank's commercial real estate and multi-family loan portfolio has exhibited relatively strong growth in recent years, and has grown proportionally to total loans. As of December 31, 2002, the largest commercial real estate or multi-family loan in the Bank's portfolio had a principal balance of $4.3 million, in comparison to the current loans to one borrower regulatory limit of $5.5 million. Given the competition for mortgage financing in the secondary market, commercial real estate lending provides the Bank with an opportunity to replace some of the residential mortgage business being refinanced in the secondary market with these larger projects.

       Construction and land loans comprised the balance of the Bank's mortgage loan portfolio, amounting to $8.5 million and $16.6 million, respectively, at December 31, 2002. Construction loans offered are generally for the construction of pre-sold homes, which typically convert into permanent loans at the end of the construction period. The Bank requires an 85% LTV ratio for construction loans on owner occupied homes. To a more limited extent, the Bank will lend to builders for "spec" homes or for commercial construction, but in such cases the Bank requires a LTV ratio of 80% or less. At present, Jefferson lends to approximately 3 or 4 builders who construct spec homes.

RP Financial, LC.
Page 1.18

       The balance of the Bank's loan portfolio consisted of non-mortgage loans, which totaled $18.4 million, or 9.6% of gross loans receivable at December 31, 2002. Loans collateralized by automobiles and commercial business loans were the largest components of the non-mortgage portfolio. The balance of the non-mortgage loan portfolio is secured by recreational vehicles and boats, debt consolidation loans and personal unsecured debt and other similar types of consumer installment credit. The Bank also markets education loans as "Team Lender" through the Educational Funding of the South, Inc. ("EdSouth"), whereby EdSouth funds the loan and pays a marketing fee to Jefferson Federal for the loan referral. All non-mortgage loans funded by Jefferson Federal, including auto loans, are underwritten and originated directly by the Bank. The Bank expects to continue to originate non-mortgage loans in order to present a broad line of products to customers although the lending emphasis will remain fixed on real estate based mortgage lending.

     Subprime Lending

       The Bank's lending activities described in the foregoing section include subprime loans. The Bank uses Beacon credit scores to predict the likelihood that an existing borrower or potential customer will become a serious credit risk. Beacon credit scores range from 400 to 850. Jefferson Federal has defined subprime loans to be those loans made to borrowers with a Beacon credit score of less than 600. Subprime loans are particularly susceptible to delinquencies and losses, and have been an important factor in the Bank's relatively high rate of loan delinquency and loan losses in relation to industry averages.

       The Bank has recently adopted more stringent loan underwriting standards with the objective of reducing the level of NPAs and loan losses and overall risk exposure. Accordingly, the origination of subprime loans has diminished since fiscal 2000. Specifically, subprime loans have decreased from $45.5 million, equal to 25.9% of total loans at June 30, 2000, to $33.0 million, equal to 17.2% of total loans at December 31, 2002. The majority of the Bank's subprime loans are mortgage loans at $31.6 million. Notwithstanding the recent reduction, subprime loans represent an area of heightened credit risk exposure, particularly in the current weakened economic environment.

RP Financial, LC.
Page 1.19

       Exhibit I-9, which shows Bank's loan originations/purchases, repayments and sales over the past three fiscal years, highlighting the residential mortgage lending emphasis. In this regard, mortgage loan originations totaled $62.4 million, equal to 79.4% of total loan originations in fiscal 2002, and $18.5 million, equal to 72.1% of loan originations for the six months ended December 31, 2002.

       Loan originations and purchases have fluctuated based primarily on market factors including the interest rate environment. For the fiscal 2000, 2001 and 2002, total loan originations equaled $77.8 million, $82.7 million and $78.6 million, respectively. For the six months ended December 31, 2002, loan originations and purchases equaled $25.7 million. Loan volume has diminished during the six months ended December 31, 2002 (annualized basis) as a result of the shift in the lending strategy, the early stages of the commercial lending focus and the cautious approach to commercial lending in the current weakened economic environment.

Asset Quality

       The Bank has traditionally been relatively flexible in its underwriting relative to the local competition, which provided Jefferson Federal with a market niche where it could generate loans with relatively high yields and short terms to maturity and/or adjustable rates. The Bank's prior lending strategy focused on the collateral value underlying a mortgage loan and thus was willing to engage in subprime lending in the local market. However, this strategy led to the Bank's relatively high rate of loan delinquencies, loan loss provisions and loan chargeoffs historically.

       Specifically, as reflected in Exhibit I-10, the balance of NPAs diminished from a high of $5.6 million, equal to 2.55% of assets at the end of fiscal 1999, to a low of $3.1 million, equal to 1.16% of assets as of the end of fiscal 2002. As of December 31, 2002, non-performing loans totaled $2.4 million, or 0.91% of loans, while REO equaled $1.8 million. Total NPAs equaled $4.2 million as of December 31, 2002, which equaled 0.75% of assets. Many of the Bank's residential loans are non-conforming to secondary market standards, reducing the marketability of such loans, particularly the subprime loans.

       As of December 31, 2002, Bank's loan loss reserves equaled $2.69 million, or 1.40% of the loan portfolio; the reserve coverage ratio as a percent of non-performing loans ("NPLs") was

RP Financial, LC.
Page 1.20

113.1%. While loss reserves as a percent of loans outstanding and NPLs have been increasing in recent years, the reserve coverage diminished in the most recent six months as the balance of NPLs increased and chargeoffs were relatively high. The Bank reviews and classifies assets on a quarterly basis and establishes loan loss provisions based on the overall quality, size and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends and local real estate market and economic conditions.

       The Bank's market has a number of large manufacturing employers which are particularly susceptible to national economic trends. Management believes it is addressing the credit risk exposure in the loan portfolio by implementing more stringent loan underwriting standards and aggressively pursuing collections. However, any change in the overall risk profile of the loan portfolio is expected to be gradual.

       The increased collection policies and weakened economic environment are evident in nearly doubling of REO during the most recent six months to nearly $1.8 million, or 0.68% of assets.

Funding Composition and Strategy

       Deposits have consistently been Jefferson Federal's primary source of balance sheet funding. As of December 31, 2002, deposits totaled $223.0 million, which reflects 6.2% compounded annual growth since the end of fiscal 1998. As discussed previously, Jefferson Federal has historically been at the upper end of the competitive range in terms of its deposit pricing, but management has revamped the deposit pricing structure during the past year to remain competitive but more in line with the market averages. The shift in deposit pricing led to deposit withdrawals during the past six months and less deposit inflows.

       CDs constituted the largest portion of the deposit base, in aggregate equal to 75.3% of total deposits as of December 31, 2002. Savings accounts comprised 6.0% of total deposits, while transaction accounts, consisting of checking, NOW and MMDAs, comprised the balance of deposits at 18.7%. The majority of customers have deposit balances of less than $100,000, and the balance of jumbo CDs, as of December 31, 2002, totaled $38.9 million, or 17.4% of total deposits. Typically, the Bank does not solicit brokered CDs and currently has none in portfolio.

RP Financial, LC.
Page 1.21

       Borrowings generally have been limited, as deposit growth has been adequate to meet the Bank's funding needs. As of December 31, 2002, the Bank's borrowings consisted of $2.0 million in advances from the FHLB of Cincinnati.

Subsidiary

       Jefferson Federal currently has only one subsidiary, Jefferson Service Corporation of Morristown, Tennessee, Inc. ("JSC"), which owns stock of Intrieve, Inc., a computer service bureau which provides off-site on-line computer services to the Bank. The value of the Intrieve, Inc. stock was $15,000 as of December 31, 2002. In April 2002, JSC purchased a membership interest in Bankers Title of East Tennessee, LLC ("Bankers Title"), a title insurance company. Bankers Title provides title insurance on mortgage loans originated by the Bank and other financial institution members. In this regard, while all mortgage borrowers are required to obtain title insurance, they are not required to purchase such insurance from Bankers Title.

Legal Proceedings

       Other than the routine legal proceedings that occur in the Bank's ordinary course of business, the Bank is not involved in litigation which is expected to have a material impact on the Bank's financial condition or operations.

RP Financial, LC.
Page 2.1

                                 II. MARKET AREA

Introduction

     Jefferson Federal conducts operations out of its main office in Morristown, Tennessee (Hamblen County) which is situated approximately 40 miles to the northeast of Knoxville, Tennessee, in the northeastern section of the state. The Bank's market is within an area of fertile farmland, and has abundant recreation opportunities offered by nearby rivers, lakes and mountains. Hamblen County has approximately 59,000 residents and is also the home of over 120 industries of local, national, and international origin and one of Tennessee's leading community colleges. Local industries are supported by a good transportation system, including rail connections and two interstate highways - the main line of the Norfolk Southern Railroad between Chattanooga and Washington, D.C. runs through Morristown providing convenient access to both Atlantic and Gulf of Mexico ports. The location in the southeast U.S. also provides ready ground transportation to destinations within southeast, midwest and mid-atlantic regions of the country.

     The economy of the Bank's market is primarily oriented to manufacturing and agriculture. In terms of the manufacturing sector, the local economy is focused on three product types as follows: (1) automotive and heavy equipment components; (2) plastics, paper and corrugated products; and (3) furniture. Also contributing to employment are transportation-related companies and wholesale distributors which result from the presence of local manufacturers and the areas central location between east coast, southern and midwestern markets.

     Competition from other financial institutions operating in the area is significant and includes regionally-based financial institutions that compete directly with the Bank both in terms of deposits and lending. However, the Bank has remained highly competitive in the market which it serves by placing an emphasis on its local orientation (i.e., most of the commercial bank competitors are subsidiaries of larger institutions headquartered outside its market) and by providing its customers with quality and efficient service. Currently, the Bank does not compete with many regional bank competitors in terms of offering a broad array of financial services such

RP Financial, LC.
Page 2.2

as insurance and investment products. The long term transition of the Bank to a broader financial services orientation should enhance the ability to offer such products profitably while also improving Jefferson Federal's customer demographics.

     Future growth opportunities for Jefferson Federal depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Bank and the relative economic health of Jefferson Federal's market area. The growth potential and the stability provided by the market area have a direct bearing on the market value of the Bank, and will be factored into our valuation analysis accordingly.

Market Area Demographics

     Table 2.1 presents information regarding the demographic and economic trends for the Bank's market area from 1990 to 2001 and projected through 2006. Data for the nation and the State of Tennessee is included for comparative purposes. The data reflects that the Bank operates in a relatively small market which is rural to semi-rural in character. Most recent population estimates as of the end of 2001 indicate that Hamblen County possessed a total population of approximately 59,000, which reflects 1.5% annual growth since 1990. The related demographic trends (projected through 2006) show Hamblen County continuing to expand at a moderate pace equal to 1.0% annually.

     Examination of another characteristic of the Bank's market area, median household income and per capita income, revealed that per capita income levels in Jefferson Federal were somewhat below statewide averages (95% of the state average), reflecting, in part, the more rural character of the local market. Importantly, median household income growth rates for Hamblen County approximated the state average while per capita income growth rates exceeded the state average.

RP Financial, LC.
Page 2.3

                                    Table 2.1
                             Jefferson Federal Bank
                         Summary Demographic Information

                                                                                  Growth      Growth
                                                     Year                          Rate        Rate
                                   -----------------------------------------
                                       1990          2001           2006         1990-2001   2001-2006
                                       ----          ----           ----         ---------   ---------
                                                                                    (%)         (%)
Population(000)
---------------
United States                        248,710        285,412        302,195          1.3%        1.1%
Tennessee                              4,877          5,774          6,143          1.5%        1.2%
Hamblen County                            50             59             62          1.5%        1.0%

Households(000)
---------------
United States                         91,947        107,079        113,737          1.4%        1.2%
Tennessee                              1,854          2,279          2,485          1.9%        1.7%
Hamblen County                            19             24             26          2.0%        1.6%

Median Household Income($)
--------------------------
United States                       $ 29,199       $ 41,368       $ 46,878          3.2%        2.5%
Tennessee                             23,604         36,128         41,287          3.9%        2.7%
Hamblen County                        22,414         34,557         37,783          4.0%        1.8%

Per Capita Income($)
--------------------
United States                       $ 13,179       $ 21,033           N.A.          4.3%        N.M.
Tennessee                             11,096         18,949           N.A.          5.0%        N.M.
Hamblen County                        10,235         17,932           N.A.          5.2%        N.M.

2001 Age Distribution(%)            0-14 Yrs.     15-24 Yrs.     25-44 Yrs.   45-64 Yrs.    65+ Yrs.   Median Age
------------------------            ---------     ----------     ----------   ----------    --------   ----------
United States                           21.1%          14.0%          29.8%        22.6%       12.5%         35.6
Tennessee                               20.3%          13.8%          29.7%        23.8%       12.4%         36.2
Hamblen County                          19.2%          12.9%          29.1%        25.5%       13.3%         37.5

                                    Less Than      $15,000 to     $25,000 to  $50,000 to $100,000 to
2001 HH Income Dist.(%)              $15,000         24,999        $49,999      $99,999    $149,999     $150,000+
-----------------------              -------         ------        -------      -------    --------     ---------
United States                           16.3%          13.4%          29.1%        29.1%        7.8%          4.4%
Tennessee                               19.5%          14.8%          30.7%        26.7%        5.4%          2.8%
Hamblen County                          20.7%          15.5%          30.7%        26.5%        4.6%          1.9%

Source: ESBI

RP Financial, LC.
Page 2.4

Local Economy

     The City of Morristown aggressively seeks to attract new business and markets itself as a business-friendly jurisdiction. Expansion of a highly diversified industrial base is evidenced by two existing industrial parks (East Tennessee Valley Industrial District and Morristown Airport Industrial District) and the development of a third industrial park, East Tennessee Progress Center (900 acres located in South Hamblen County) which is now coming on line. The historical dominance of furniture and textiles has been supplemented with a broad base of other industries making the local economy less susceptible to downturns in the U.S. economy and providing higher income levels. Automotive and heavy equipment parts are produced in Morristown by Mahle, Inc., a manufacturer of precision pistons for gas and diesel engines. ArvinMetitor (formerly Rockwell International) has an on-road axle plant in Morristown, Toyota TRW Automotive manufactures pumps and hoses for power steering systems, BOS Automotive, Inc. is an original equipment manufacturer of interior trim components and seating for the industry is built by the Lear Corporation. Other companies which have located operations in Morristown include the Howmet Corporation, where jet turbine components are molded and MacDermid Graphic Arts, a producer of printing blankets. The furniture industry is represented through institutional/contract seating manufacturer Shelby Williams, upholstered furniture by the Berkline Corporation, bedroom furniture by Lea Industries, various foam products from Foamex International, Inc. and numerous second tier providers. Diversity in size, market and product creates a healthy base for the economy of Morristown and makes the community a vital part of the health of all of eastern Tennessee. Table 2.2 provides a sampling of the largest employers operating in its markets.

RP Financial, LC.
Page 2.5

                                    Table 2.2
                             Jefferson Federal Bank
                        Major Employers in Hamblen County

                                         2002
  Company                             Employees              Product/Service
  -------                             ---------              ---------------

  Berkline Corp.                        1,590                Furniture/Veneer
  MAHLE, Inc.                           1,500                Aluminum Pistons
  Shelby Williams                         750                Contract Sewing
  Lear Corp.                              750                Auto Seat Frames
  Koch Foods                              690                Process Poultry
  Toyota TRW Automotive                   550                Pumps & Hoses

  Sources: Hamblen County Chamber of Commerce; Tennessee Department of Economic and Community Development.

     As shown in Table 2.3 below, the unemployment rates for Tennessee have compared favorably to the national rate as well as the rate in Hamblen County. In this regard, the average unemployment rate in Hamblen County has decreased from 2001 to 2002, but remained above the state average and slightly below the national average. Importantly, the slow economy in the Bank's market has been evidenced in other ways such as through diminished hours worked for hourly employees in the manufacturing sector which is the largest component of the local economy.

                                    Table 2.3
                             Jefferson Federal Bank
                         Market Area Unemployment Trends

                                       December 2001    December 2002
                                        Unemployment     Unemployment

        United States                       5.8%             6.0%
        Tennessee                           5.2%             4.9%
        Hamblen County                      6.2%(1)          5.6%(1)

        (1) Reflects the annual average rate.
        Source: Bureau of Labor Statistics.

     Although eclipsed by manufacturing as Hamblen County's number one industry, agriculture is still an important component of the local economy. The county's 600+ farms

RP Financial, LC.
Page 2.6

average 78 acres with an average dollar value of land and building per farm of about $261,000. The most important cash crops of Hamblen County are soybeans, tobacco, wheat and corn. The raising of animals, including cattle and hogs, is the number one livestock activity followed by dairy farming and poultry breeding.

     The Hamblen County school system currently has a combined enrollment of about 9,000 students in grades K-12, including special education. A comprehensive building program, including both construction and renovation, is greatly improving school facilities. A county-wide transportation system is available to all students. The system is governed by a seven-member board of education and an appointed Director of Schools. A vocational program within the system develops skills for post-school employment. A number of specific courses are offered that complement local industry. Post-secondary education is provided by Walters State Community College, a two-year facility serving over 4,000 East Tennessee students from surrounding counties. Modern facilities, a top faculty and administrators and a wide range of programs make Walters State a model for the community college system in Tennessee.

Market Area Deposit Characteristics/Competition

     Table 2.4 displays deposit market trends and deposit market share, respectively, for commercial banks and savings institutions in the market area from June 2000 to June 2002. Deposit growth trends are important indicators of a market area's current and future prospect's for growth. The table indicates that overall deposit growth in Tennessee and Hamblen County was moderate for the period from June 30, 2000 to June 30, 2002, equaling 3.5% and 3.3% annually. The deposit data also indicates that while the state experienced a shift in deposits away from savings institutions and into commercial banks, Hamblen County experienced higher growth in thrift deposits, reflecting the success of Jefferson Federal's marketing efforts.

RP Financial, LC.
Page 2.7

                                    Table 2.4
                             Jefferson Federal Bank
                                 Deposit Summary

                                                          As of June 30,
                                ---------------------------------------------------------------
                                           2000                               2002
                                -----------------------------     -----------------------------    Deposit
                                             Market   # of                     Market    # of    Growth Rate
                                Deposits     Share   Branches     Deposits     Share   Branches   2000-2002
                                --------     -----   --------     --------     -----   --------   ---------
                                                    (Dollars in Thousands)                           (%)
State of Tennessee           $ 72,159,190    100.0%   1,976     $ 77,308,143   100.0%    2,008       3.5%
 Commercial Banks              68,437,892     94.8%   1,878       73,550,074    95.1%    1,917       3.7%
 Savings Institutions           3,721,298      5.2%      98        3,758,069     4.9%       91       0.5%

Hamblen County               $    693,808    100.0%      17     $    739,684   100.0%       18       3.3%
 Commercial Banks                 494,667     71.3%      16          507,835    68.7%       17       1.3%
 Savings Institutions             199,141     28.7%       1          231,849    31.3%        1       7.9%
 Jefferson FS&LA                  199,141     28.7%       1          231,849    31.3%        1       7.9%


Source: FDIC

     Jefferson Federal holds the largest share of the Hamblen County deposit market, with approximately 31.0% of total deposits. As is evidenced in the data showing competitor deposits (see Table 2.5), the most significant competitors for the Bank consist of three large regional and superregional banks, including SunTrust, First Tennessee, and Union Planters, which have market shares ranging between 16.6% to 20.1% of the deposit market. The Bank plans to compete with these larger institutions over the long term by emphasizing its local roots, and providing a consistently high level of service. Additionally, to the extent possible, product offering will be expanded on a gradual basis so as to be more competitive as well.

RP Financial, LC.
Page 2.8

                                    Table 2.5
                             Jefferson Federal Bank
                               Competitor Analysis

                                                                   Total    Market
Rank             Institution                 Charter  Branches   Deposits   Share
----             -----------                 -------  --------   --------   -----
 1    Jefferson Bancshares M.H.C. (TN)        Thrift     3 (1)   $231,849   30.99%
 2    SunTrust Banks Inc. (GA)                Bank       3        150,016   20.05
 3    First Tennessee National Corp. (TN)     Bank       4        129,018   17.24
 4    Union Planters Corp. (TN)               Bank       3        123,800   16.55
 5    National Commerce Fin. Corp. (TN)       Bank       2         35,209    4.71
 6    Andrew Johnson Bankshares, Inc. (TN)    Bank       1         33,447    4.47
 7    Greene County Bancshares Inc. (TN)      Bank       2         32,459    4.34
 8    NBN Corp. (TN)                          Bank       2         12,368    1.65
                                                         -         ------    ----

        Totals                                          20       $748,166  100.00%

 (1) Includes drive-throughs.

     With regard to lending competition in the local market area, the Bank believes that the most significant competition from the same institutions providing deposit services, most of whom have placed an emphasis on real estate lending as a line of business, in addition to competition with other local and regional mortgage companies, independent mortgage brokers and credit unions in originating mortgage and non-mortgage loans. To remain competitive, Jefferson Federal focuses on providing commercial mortgage loans, commercial business loans, residential mortgage loans, consumer loans and retail and commercial deposit services to existing customers and the new customers attracted to the Bank.

                             * * * * * * * * * * * *

     The conversion proceeds will enhance the Bank's competitiveness by providing increased operating flexibility, including de novo branching, expanded loans-to-one borrower limits which will enhance the ability to market to strong commercial accounts.

RP Financial, LC.
Page 3.1

                            III. PEER GROUP ANALYSIS

     This chapter presents an analysis of Jefferson Federal's operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Jefferson Federal is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Jefferson Federal, key areas are examined to determine if the comparative differences warrant valuation adjustments. Such key areas examined include: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

     The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition and mutual holding companies since their pricing ratios may be subject to unusual distortion. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

     Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based savings institutions with comparable resources, strategies and financial characteristics. There are approximately 230 publicly-traded institutions nationally and, thus, it is typically the case that

RP Financial, LC.
Page 3.2

the Peer Group will be comprised of institutions with relatively comparable characteristics, however there will likely be a number of differences as well. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to the converting institution to account for the differences. Since Jefferson Federal will be a full stock public company upon completion of the offering, we considered only full stock public companies to be viable candidates for inclusion in the Peer Group (in other words, we exclude public institutions in mutual holding company form). From the universe of publicly-traded thrifts, we selected 10 institutions with characteristics similar to those of Jefferson Federal. In the selection process, we applied two "screens" to the universe of all public companies, subject to the exclusions noted above:

     . Screen #1. Southeast institutions with total assets less than $500 million and equity-to-assets ratios of at least 12.0%. Six full stock companies met the criteria for Screen #1 and all were included in the Peer Group: Citizens South Banking, Dutchfork Bancshares, Inc., GS Financial Corp., Great Pee Dee Bancorp, Southern Banc Company and United Tennessee Bancshares.

     . Screen #2. Midwest based institutions with assets between $100 million and $400 million in total assets and equity-to-assets ratios of at least 12.0%. Additionally, the Peer Group selection emphasized the selection of thrifts located in comparatively rural markets. Four seasoned full stock companies met the criteria for Screen #2 and all were included in the Peer Group: FFD Financial Corp., First BancTrust Corp, First Bancorp of Indiana, and Union Community Bancorp of Indiana.

     Table 3.1 shows the general characteristics of each of the 10 Peer Group members. While there are expectedly some differences between the Peer Group companies and Jefferson Federal, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Jefferson Federal's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date. A summary description of the key characteristics of each of the Peer Group companies is detailed below.

RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                    Table 3.1
                      Peer Group of Publicly-Traded Thrifts
                                March 14, 2003(1)

                                                     Primary          Operating Total            Fiscal   Conv.  Stock    Market
 Ticker Financial Institution               Exchg.   Market           Strat.(2) Assets   Offices  Year    Date   Price    Value
 ------ ---------------------               ------   ------           --------- ------   -------  ----    ----   -----    -----
                                                                                                                  ($)     ($Mil)
 CSBC   Citizens South Banking of NC        OTC      Southwest NC      Thrift     492         9   12-31   10/02  10.77     98
 UCBC   Union Community Bancorp of IN       OTC      W.Central IN      Thrift     272 S       7   12-31   12/97  16.40     37
 DFBS   Dutchfork Bancshares Inc of SC      OTC      Central SC        Thrift     224         3   09-30   07/00  29.76     37
 GSLA   GS Financial Corp. of LA            OTC      New Orleans LA    Thrift     210         3   12-31   04/97  18.99     29
 FBTC   First BancTrust Corp of IL          OTC      Eastcentral IL    Thrift     203         2   12-31   04/01  17.90     24
 FBEI   First Bancorp of Indiana of IN      OTC      Evansville IN     Thrift     180         7   06-30   04/99  17.23     29
 PEDE   Great Pee Dee Bancorp of SC         OTC      Northeast SC      Thrift     139         2   06-30   12/97  14.44     25
 FFDF   FFD Financial Corp of Dover OH      OTC      Northeast OH      Thrift     133         2   06-30   04/96  13.39     16
 SRN    Southern Banc Company of AL         AMEX     Northeast AL      Thrift     113         4   06-30   10/95  13.90     13
 UTBI   United Tenn. Bancshares of TN       OTC      Eastern TN        Thrift     112         3   12-31   01/98  13.19     17

 NOTES: (1) Or most recent date available (M=March, S=September, D=December,
            J=June, E=Estimated, and P=Pro Forma)
        (2) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified, and Ret. =Retail Banking.
        (3) FDIC savings bank institution.

 Source: Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

 Date of Last Update: 03/14/03

RP Financial, LC.
Page 3.4

     . Citizens South Banking Corporation of NC. Citizens South Banking Corp., the largest member of the Peer Group with $492 million in assets, operates through a total of nine offices in North Carolina. The balance sheet composition is relatively similar to the Peer Group, particularly with respect to the overall composition of assets with a similar loans/assets ratio. The assets are principally funded with deposits and equity, although borrowings comprise a modest portion of funding liabilities. Profitability levels are also relatively comparable to the Peer Group average. The loan portfolio reflects a moderate level of diversification into high risk-weight loans consistent with the Peer Group, while the asset quality ratios are relatively good and the coverage ratios are strong.

     . Union Community Bancorp of IN. Union Community is a $272 million institution operating through seven offices located in west-central Indiana. Union Community reported a modestly higher ratio of loans and lower percentage of investments than the Peer Group. Union Community's funding ratio with deposits was consistent with the Peer Group average. Profitability was relatively strong, supported by a relatively high net interest margin and favorable operating expense ratio. Union Community operates with a relatively high level of single family residential assets, including permanent 1-4 family loans and MBS.

     . Dutchfork Bancshares, Inc. of SC. Dutchfork Bancshares is a $224 million thrift operating in the northern portion of South Carolina through three offices. Dutchfork Bancshares maintains a high level of investments and mortgage-backed securities, while having a relatively low ratio of loans as a percent of assets. Dutchfork Bancshares has utilized borrowed funds to a greater extent than the average Peer Group member. ROA is slightly higher than the Peer Group average, notwithstanding its comparatively thin net interest margin, as the average tax rate was comparatively lower given the composition of interest-earning assets ("IEA").

     . GS Financial Corp. of LA. GS Financial, with an asset base of $210 million, operates through three retail branches within the New Orleans metropolitan area. GS Financial maintains a high level of investments and borrowings, reflecting a wholesale leveraging strategy. Accordingly, GS Financial's loans/assets ratio falls well below the Peer Group average. Profitability is below the Peer Group average owing to a comparatively lower net interest margin, given the narrow spreads from its wholesale leveraging activities. Non-performing loans are higher than the Peer Group average while its reserve coverage ratio is lower, despite the relatively low loans/assets ratio.

     . First BancTrust Corp of IL. First BancTrust has $203 million in assets and operates out of two offices in a relatively rural area of central Illinois.

RP Financial, LC.
Page 3.5

          The level of loans is comparatively moderate in comparison to the Peer Group average, offset by a higher ratio of investments. The funding structure is relatively similar to the Peer Group overall in terms of the mix of deposits and borrowings. Profitability levels are below the Peer Group average owing to the relatively high operating expense ratio. Loan portfolio diversification was comparatively greater, reflecting First BancTrust's emphasis on multi-family and commercial mortgage lending, as well as non-mortgage business lending.

     . First Bancorp of IN. First Bancorp has $180 million in assets and operates out of seven offices in the Evansville, Indiana area. First Bancorp operates with a relatively high level of loans while operations are funded with a slightly higher level of borrowings and lower ratio of deposits in comparison to the Peer Group average. Profitability levels are below the Peer Group average ratios, largely as a result of First Bancorp's higher operating expense ratio. Loan portfolio diversification was comparatively greater than the Peer Group reflecting a high level of non-mortgage business lending. Asset quality ratios reflect relatively good asset quality and the coverage ratios are strong.

     . Great Pee Dee Bancorp of SC. maintains $139 million in total assets and operates through a total of two branches in South Carolina. Great Pee Dee Bancorp reported a modestly higher ratio of loans and deposits in comparison to the Peer Group average. Great Pee Dee Bancorp operates with a relatively high level of single family residential assets including permanent 1-4 family loans. Profitability levels are above the Peer Group average owing to a relatively strong net interest margin supported by the comparatively higher ratio of loans. Asset quality figures were less favorable than the Peer Group average, both in terms of the level of NPAs overall and reserve coverage ratio.

     . FFD Financial Corp. of OH. is a $133 million institution operating through two offices located in Ohio. FFD Financial reported a modestly higher ratio of loans and lower percentage of investments than the Peer Group while the ratio of deposits was also modestly above the Peer Group average. Profitability fell below the Peer Group average, primarily as a result of a relatively thin net interest margin. FFD Financial is primarily a mortgage lender, with 1-4 family mortgage and multi-family/commercial mortgages both exceeding the Peer Group average. NPAs exceeded the Peer Group average while reserve coverage fell below the Peer Group average.

     . Southern Banc Company of AL. Southern Banc Company is a $113 million thrift operating in northeast Alabama through a total of four office facilities. Southern Banc Company maintains a high level of investments and borrowings, reflecting a wholesale leveraging strategy. The loan

RP Financial, LC.
Page 3.6

          portfolio composition indicates a modest level of diversification as it is primarily a residential mortgage lender. Profitability is below the Peer Group average owing to a comparatively lower net interest margin, given the narrow spreads available in wholesale leveraging. Asset quality reflects a lower level of NPAs while reserve coverage falls within the range exhibited by the Peer Group average.

     . United Tennessee Bancshares, Inc. United Tennessee has $112 million in assets and operates out of three offices in eastern Tennessee. United Tennessee operates with a relatively high level of loans while operations are principally funded with deposits and capital. Profitability levels are above the Peer Group average ratios, and was higher than any Peer Group company on an individual basis, supported by its strong net interest margin. Loan portfolio diversification was comparatively modest as United Tennessee is primarily a 1-4 family lender. Asset quality ratios are comparable to the Peer Group average and thus, reflect relatively favorable asset quality overall.

     In the aggregate, as shown in the table below, the Peer Group companies maintain a much higher level of capital than the industry average, generate similar profitability as a percent of average assets, and, as a result, earn a lower return on equity. Accordingly, as is typical for highly capitalized thrifts with moderate return on equity ratios, the Peer Group's average P/B ratio was steeply discounted to the average for all publicly-traded thrifts while the P/E ratio reflected a market premium. Often such pricing reflects the market's expectations that these highly capitalized thrifts will either leverage their equity through growth or will implement capital management strategies.

                                                       All
                                                 Publicly-Traded
                                              Savings Institutions    Peer Group
                                              --------------------    ----------
     Financial Characteristics (Averages)
     ------------------------------------
     Assets ($Mil)                                   $ 2,180            $  208
     Market Capitalization ($Mil)                    $   273            $   33
     Equity/Assets (%)                                 10.59%            15.76%
     Core Return on Assets (%)                          0.79%             0.81%
     Core Return on Equity (%)                          7.64%             5.26%

     Pricing Ratios (Averages)(1)
     ----------------------------
     Core Price/Earnings (x)                           15.91x            20.32x
     Price/Book (%)                                   132.07%            95.16%
     Price/Assets (%)                                  13.71%            14.97%

     (1) Based on market prices as of March 7, 2003.

RP Financial, LC.
Page 3.7

     While there are many financial similarities between Jefferson Federal and the Peer Group companies, there are a number of differences that lead to valuation adjustments in the next section.

Financial Condition

     Table 3.2 shows comparative balance sheet measures for Jefferson Federal (pre-conversion basis) and the Peer Group. Jefferson Federal's equity ratio of 13.4% falls modestly below the Peer Group's average net worth ratio of 15.8%; however, with the addition of stock proceeds, the pro forma equity position will exceed the Peer Group's ratio. The Peer Group's equity incorporated a modest level of intangible assets, equal to 0.6% of assets, which reduced tangible equity to 15.2% on average. Conversely, Jefferson Federal's equity consisted entirely of tangible capital. Both the Bank's and the Peer Group's capital ratios reflected capital surpluses over the regulatory capital requirements, with the Bank expected to have greater capital surpluses on a post-offering basis. The pro forma increase in Jefferson Federal's equity will serve to enhance future earnings potential that may be realized through leverage and lower funding costs and future growth. However, at the same time, the Bank's higher pro forma equity position will likely result in a decline in return on equity.

     Jefferson Federal's asset composition reflects a higher concentration of loans, as loans comprised 71.6% of assets versus an average of 59.5% of assets for the Peer Group. Comparatively, the ratio of cash, investments, and MBS for Jefferson Federal was lower than for the Peer Group (25.0% of assets versus 36.5% for the Peer Group). This balance sheet composition provides the Bank with an earnings power advantage over the Peer Group which is then enhanced by comparatively higher yields. Overall, Jefferson Federal's IEA amounted to 96.6% of assets, which was higher than the comparative Peer Group ratio of 96.0%. The Bank's advantage reflects its lower ratio of fixed assets and no intangible assets relative to the Peer Group. On a pro forma basis, the Bank's asset yields can be expected to decline as the proceeds are initially invested in marketable securities at market rates below portfolio but the IEA ratio should increase.

     The Bank's deposits equaled 85.6% of assets, which was above the Peer Group average of 70.5%, as borrowings were utilized to a substantially lesser degree by Jefferson Federal, at

RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                    Table 3.2
                   Balance Sheet Composition and Growth Rates
                         Comparable Institution Analysis
                             As of December 31, 2002

                                                                      Balance Sheet as a Percent of Assets
                                        -------------------------------------------------------------------------------------------
                                           Cash &     MBS &                   Borrowed  Subd.   Net   Goodwill  Tng Net     MEMO:
                                        Equivalents  Invest  Loans  Deposits    Funds   Debt   Worth  & Intang   Worth   Pref.Stock
                                        -----------  ------  -----  --------    -----   ----   -----  --------   -----   ----------
Jefferson Federal Bank
----------------------
  December 31, 2002                          6.0      19.0    71.6    85.6       0.8     0.0    13.4     0.0      13.4       0.0



All Public Companies                         5.9      23.3    66.7    67.3      20.1     0.1    10.5     0.6       9.9       0.0
State of TN                                  4.8      22.6    70.3    83.9       0.0     0.0    14.3     0.8      13.5       0.0
Comparable Group Average                     7.8      28.7    59.5    70.5      12.8     0.0    15.8     0.6      15.2       0.0
  Mid-West Companies                         8.5      15.4    71.6    71.1      13.8     0.0    14.3     0.6      13.8       0.0
  South-East Companies                       7.4      37.6    51.4    70.2      12.1     0.0    16.7     0.6      16.1       0.0


Comparable Group
----------------

Mid-West Companies
------------------
FFDF  FFD Financial Corp of Dover OH        10.0       5.5    82.1    76.4      10.5     0.0    12.6     0.0      12.6       0.0
FBTC  First BancTrust Corp of IL             5.2      37.7    52.2    72.7      13.1     0.0    13.5     0.0      13.5       0.0
FBEI  First Bancorp of Indiana of IN         9.3      16.3    67.4    65.1      16.6     0.0    17.1     1.2      15.9       0.0
UCBC  Union Community Bancorp of IN(1)       9.4       2.0    84.7    70.1      15.1     0.0    14.1     1.0      13.1       0.0

South-East Companies
--------------------
CSBC  Citizens South Banking of NC           9.5      22.9    60.9    69.2       9.7     0.0    19.6     1.7      17.9       0.0
DFBS  Dutchfork Bancshares Inc of SC         8.7      59.4    26.8    68.9      15.6     0.0    14.9     0.0      14.9       0.0
GSLA  GS Financial Corp. of LA               6.4      54.4    37.3    51.0      31.6     0.0    16.4     0.0      16.4       0.0
PEDE  Great Pee Dee Bancorp of SC            7.7       7.4    81.2    73.6       7.6     0.0    18.6     1.0      17.6       0.0
SRN   Southern Banc Company of AL            7.1      59.2    31.9    74.5       8.1     0.0    16.6     0.0      16.5       0.0
UTBI  United Tenn. Bancshares of TN(3)       4.8      22.6    70.3    83.9       0.0     0.0    14.3     0.8      13.5       0.0

                                                           Balance Sheet Annual Growth Rates                  Regulatory Capital
                                          ---------------------------------------------------------------  -------------------------
                                                  MBS, Cash &                    Borrows.   Net   Tng Net
                                          Assets  Investments  Loans  Deposits  & Subdebt  Worth   Worth   Tangible  Core  Reg. Cap.
                                          ------  -----------  -----  --------  ---------  -----   -----   --------  ----  ---------
Jefferson Federal Bank
----------------------
  December 31, 2002                       -1.83      -2.32     -1.67   -3.68       0.00   11.62   11.62     13.01   13.01    22.38



All Public Companies                       7.84      15.49      5.14    8.86       3.34    4.59    4.23      9.31    9.12    16.81
State of TN                                7.63      11.11      5.64    6.32         NM   13.05   14.54     11.28   11.28    22.70
Comparable Group Average                   4.67      12.71      8.27   10.50      -2.66    3.61    3.02     12.80   12.80    22.61
  Mid-West Companies                       0.01      -6.73     25.87    2.57      -7.20    3.31    1.28     14.22   14.22    23.01
  South-East Companies                     7.01      24.38     -3.47   14.46       0.06    3.86    4.42     12.33   12.33    22.48


Comparable Group
----------------

Mid-West Companies
------------------
FFDF  FFD Financial Corp of Dover OH      -1.78       1.76     -3.25    9.67     -45.47    2.14    2.14        NM      NM       NM
FBTC  First BancTrust Corp of IL           3.41       4.04      4.47    4.26       3.86   -1.49   -1.49        NM      NM       NM
FBEI  First Bancorp of Indiana of IN      -1.62     -25.98     10.18   -6.21      20.00   -2.19   -1.89     14.22   14.22    23.01
UCBC  Union Community Bancorp of IN(1)       NM         NM     92.09      NM         NM   14.75    6.36        NM      NM       NM

South-East Companies
--------------------
CSBC  Citizens South Banking of NC         9.83         NM    -10.29   -3.61      13.12      NM      NM     11.92   11.92    19.69
DFBS  Dutchfork Bancshares Inc of SC      -8.49      -8.66    -14.36    3.79     -41.67    1.91    1.91        NM      NM       NM
GSLA  GS Financial Corp. of LA            11.42      24.14     -4.02   49.10     -16.24   -2.89   -2.89     13.79   13.79    25.05
PEDE  Great Pee Dee Bancorp of SC         12.29      79.95      4.87   26.49     -38.24    1.27    2.43        NM      NM       NM
SRN   Southern Banc Company of AL          9.36      15.33     -2.64    4.67      83.34    5.95    6.10        NM      NM       NM
UTBI  United Tenn. Bancshares of TN(3)     7.63      11.11      5.64    6.32         NM   13.05   14.54     11.28   11.28    22.70

(1) Financial information is for the quarter ending September 30, 2002.
(3) Growth rates have been annualized from available financial information.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2002 by RP Financial, LC.

RP Financial, LC.
Page 3.9

0.8% versus the Peer Group ratio of 12.8%. Total interest-bearing liabilities ("IBL") maintained by Jefferson Federal and the Peer Group, as a percent of assets, equaled 86.4% and 83.3%, respectively. On a pro forma basis, this relationship will be reversed in the Bank's favor.

     A key measure of balance sheet strength is the IEA/IBL ratio. Presently, the Peer Group's IEA/IBL ratio maintains an advantage to Jefferson Federal's ratio, based on respective ratios of 115.3% and 111.8%. The additional capital realized from stock proceeds should reverse this relationship, providing the Bank with an additional earnings power advantage.

     The growth rate section of Table 3.2 shows growth rates for key balance sheet items for the most recent 12 months. Jefferson Federal's assets declined by 1.8% over the last 12 months as compared to the 4.7% average growth of the Peer Group. Likewise, the Peer Group demonstrated loan growth funded by deposit growth, while the Bank experienced shrinkage in both categories. The Bank's shrinkage reflects its recent strategy and tightened underwriting standards while changing the focus of new originations. While the Bank's moderate historical growth rate is expected to resume, the potential growth rate under new management and with a shift in the lending strategy is accompanied with uncertainty.

     The relatively strong equity growth for the Bank (11.6%) in comparison to the Peer Group (3.6%) is both the result of Jefferson Federal's higher profitability and lower capital ratio as well as the capital management strategies (primarily stock repurchases) implemented by the Peer Group companies. Also, while Jefferson Federal has paid a dividend on the publicly held shares, the MHC has waived its right to the dividends while the Peer Group, in contrast, paid dividends on all the outstanding shares. The increase in the Bank's equity realized from conversion proceeds, as well as the payment of dividends on all outstanding shares of common stock, will limit the post-conversion equity growth rate.

Income and Expense Components

     For the most recent 12 months, Jefferson Federal's net income to average assets ratios equaled 1.23%, as compared to 0.93% for the Peer Group (see Table 3.3). Jefferson Federal's profitability ratios are more favorable than the Peer Group in the key areas of net interest income, non-interest income and operating expenses (all as a percent of average assets) as

RP FINANCIAL, LC.
-----------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                          Table 3.3
              Income as a Percent of Average Assets and Yields, Costs, Spreads
                               Comparable Institution Analysis
                        For the Twelve Months Ended December 31, 2002

                                                       Net Interest Income                    Other Income
                                                 ------------------------------           --------------------
                                                                         Loss     NII                           Total
                                           Net                          Provis.  After    Loan   R.E.   Other   Other
                                         Income  Income  Expense  NII   on IEA   Provis.  Fees   Oper.  Income  Income
                                         ------  ------  -------  ---   ------   -------  ----   -----  ------  ------
Jefferson Federal Bank
----------------------
  December 31, 2002                       1.23    6.94     2.97   3.96   0.48     3.48    0.00   0.00    0.36    0.36



All Public Companies                      0.91    6.12     2.95   3.17   0.20     2.97    0.05   0.00    0.50    0.55
State of TN                               1.61    6.58     1.98   4.59   0.12     4.48    0.15  -0.01    0.21    0.36
Comparable Group Average                  0.93    6.06     2.71   3.35   0.13     3.22   -0.03   0.00    0.42    0.38
  Mid-West Companies                      0.82    6.31     2.85   3.46   0.20     3.26   -0.13   0.00    0.50    0.36
  South-East Companies                    1.01    5.90     2.62   3.28   0.09     3.19    0.03  -0.01    0.37    0.40


Comparable Group
----------------

Mid-West Companies
------------------
FFDF  FFD Financial Corp of Dover OH      0.66    5.33     2.45   2.89   0.11     2.77    0.00   0.00    0.17    0.17
FBTC  First BancTrust Corp of IL          0.64    6.33     2.71   3.62   0.35     3.26   -0.53   0.02    1.17    0.66
FBEI  First Bancorp of Indiana of IN      0.73    6.18     2.84   3.33   0.30     3.03    0.00   0.00    0.52    0.52
UCBC  Union Community Bancorp of IN(1)    1.24    7.39     3.38   4.00   0.05     3.96    0.00  -0.03    0.13    0.10

South-East Companies
--------------------
CSBC  Citizens South Banking of NC        0.97    5.30     2.19   3.11   0.05     3.06    0.00  -0.04    0.86    0.83
DFBS  Dutchfork Bancshares Inc of SC      0.99    5.11     2.64   2.47   0.00     2.47    0.03   0.00    0.32    0.35
GSLA  GS Financial Corp. of LA            0.60    6.28     3.44   2.85   0.02     2.82    0.02   0.00    0.02    0.04
PEDE  Great Pee Dee Bancorp of SC         1.15    6.49     2.56   3.93   0.32     3.61    0.00   0.00    0.65    0.65
SRN   Southern Banc Company of AL         0.74    5.64     2.91   2.72   0.01     2.71    0.00   0.00    0.15    0.15
UTBI  United Tenn. Bancshares of TN       1.61    6.58     1.98   4.59   0.12     4.48    0.15  -0.01    0.21    0.36
                                          G&A/Other Exp.    Non-Op. Items    Yields, Costs, and Spreads
                                         ----------------   -------------   ----------------------------
                                                                                                            MEMO:       MEMO:
                                           G&A   Goodwill    Net   Extrao.    Yield      Cost    Yld-Cost  Assets/   Effective
                                         Expense   Amort.   Gains   Items   On Assets  Of Funds   Spread   FTE Emp.   Tax Rate
                                         -------   ------   -----   -----   ---------  --------   ------   --------   --------
Jefferson Federal Bank
----------------------
  December 31, 2002                        1.97     0.00     0.07    0.00      7.14      3.48       3.66    4,414       36.71



All Public Companies                       2.39     0.03     0.19    0.00      6.33      3.34       2.99    4,594       34.36
State of TN                                2.30     0.07     0.04    0.00      6.72      2.35       4.37    3,990       35.68
Comparable Group Average                   2.37     0.05     0.18    0.00      6.30      3.25       3.05    4,367       31.78
  Mid-West Companies                       2.62     0.02     0.24    0.00      6.59      3.39       3.21    3,494       32.33
  South-East Companies                     2.20     0.07     0.14    0.00      6.10      3.16       2.94    4,658       31.42


Comparable Group
----------------

Mid-West Companies
------------------
FFDF  FFD Financial Corp of Dover OH       2.31     0.00     0.38    0.00      5.44      2.81       2.64    4,298       34.29
FBTC  First BancTrust Corp of IL           3.33     0.00     0.35    0.00      6.68      3.16       3.52       NM       31.79
FBEI  First Bancorp of Indiana of IN       2.92     0.03     0.42    0.00      6.60      3.48       3.12    2,690       28.99
UCBC  Union Community Bancorp of IN(1)     1.93     0.05    -0.18    0.00      7.65      4.10       3.55       NM       34.24

South-East Companies
--------------------
CSBC  Citizens South Banking of NC         2.23     0.21     0.06    0.00      5.73      2.60       3.13    4,644       35.94
DFBS  Dutchfork Bancshares Inc of SC       2.35     0.00     0.68    0.00      5.28      3.09       2.19    5,087       14.79
GSLA  GS Financial Corp. of LA             2.12     0.00     0.01    0.00      6.42      4.24       2.18    5,251       21.26
PEDE  Great Pee Dee Bancorp of SC          2.40     0.15    -0.13    0.00      6.74      3.18       3.55    4,955       43.97
SRN   Southern Banc Company of AL          1.80     0.02     0.19    0.00      5.71      3.52       2.20    4,023       36.87
UTBI  United Tenn. Bancshares of TN        2.30     0.07     0.04    0.00      6.72      2.35       4.37    3,990       35.68

(1) Financial information is for the quarter ending September 30, 2002.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2002 by RP Financial, LC.

RP Financial, LC.
Page 3.11

described below. As will be more fully explained, the Bank's higher profitability is partially attributable to the unique convergence of interest rate declines, strategy shifts and portfolio composition. Thus, the Bank's earnings are expected to experience downward pressure in coming months before factoring in the benefits of the proceeds reinvestment. The one area where the Bank is at a significant disadvantage is with respect to loan loss provisions, which significantly exceed the Peer Group average given Jefferson Federal's higher credit risk profile.

     One of the principal factors leading to the Bank's substantially strengthened earnings levels for the most recent 12 months was a declining interest rate environment and management's decision to reduce its deposit pricing posture versus the competition, which together caused the Bank's cost of funds to decline more rapidly than the yield on IEA. Other key factors leading to Jefferson Federal's comparatively higher yields include the relatively higher proportion of loans to assets and the higher proportion of higher risk-weight loans, including subprime loans. Additionally, the majority of the Bank's ARM loans are at their respective floor rates which have limited the downward adjustment in the asset portfolio in response to declining interest rates.

     Jefferson Federal's stronger net interest income ratio relative to the Peer Group resulted primarily from maintaining a higher interest income ratio, which is partially offset by a comparatively higher interest expense ratio. Jefferson Federal's higher interest income ratio was supported by its higher IEA level (96.6% versus 96.0% for the Peer Group) as well as higher asset yields (7.14% versus 6.30% for the Peer Group). Jefferson Federal's higher interest expense ratio reflected both the higher IBL level (86.4% versus 83.3% for the Peer Group) and slightly higher cost of funds (3.48% versus 3.25% for the Peer Group), even though the Bank has recently reduced its pricing. Jefferson Federal and the Peer Group reported net interest income ratios of 3.96% and 3.35%, respectively. The Bank should continue to maintain an advantage on a pro forma basis, even though interest income is expected to face downward pressure.

     Loan loss provisions were a much larger factor in the Bank's earnings than for the Peer Group, amounting to 0.48% and 0.13% of average assets, respectively. Jefferson Federal had higher loan losses, which substantially diminished its relative strength in the other areas of core earnings. As discussed in Section One, the Bank's higher loan loss provisions reflect the impact of prior underwriting, which included significant subprime lending. While the Bank has

RP Financial, LC.
Page 3.12

tightened its loan underwriting during the past year, loan delinquencies and NPAs remain relatively high. In the current recessionary economic environment, and given the Bank's aggressive efforts to collect on delinquent loans, loan loss provisions for the Bank are expected to remain high in the near term.

     Notwithstanding the recent increases in the Bank's operating expense ratio, its ratio remains below the Peer Group average at 1.97% and 2.37%, respectively. The Bank's operating expenses have been trending upward over the last couple of years and will continue to further escalate as it continues to expand its commercial account relationships and branch network, while maintaining an intense effort to improve asset quality and collect on delinquent assets. Additionally, the implementation of the stock benefit plans in conjunction with the second step conversion will also increase the Bank's expenses.

     Non-interest operating income is a comparable contributor to Jefferson Federal's earnings relative to the Peer Group, at 0.36% and 0.38%, respectively. Taking non-interest operating income into account, Jefferson Federal's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 45.6% was more favorable than the Peer Group's efficiency ratio of 63.5%. This advantage is expected to continue on a post-conversion basis, even with higher expenses and the interest income pressure.

     Non-operating income of 0.07% for Jefferson Federal consisted primarily of gains on the sale of investments and foreclosed real estate. The Peer Group reported a modestly higher level on non-operating income, equal to 0.18% of assets, which were also largely comprised of gains on the sale of loans and investments. Such gains are subject to notable volatility due to fluctuations in market and other interest rates, and, thus are not viewed as being a recurring source of income for Jefferson Federal or the Peer Group, and thus will be excluded from the calculation of the valuation earnings base.

     Both the Bank and the Peer Group appear to be in a fully taxable position. The Peer Group's average effective tax rate was 31.78%, which was modestly lower than Jefferson Federal's tax rate equal to 36.71%, in part due to the Peer Group's higher asset mix in investments.

RP Financial, LC.
Page 3.13

Loan Composition

     Jefferson Federal's loan portfolio reflects a smaller concentration of residential mortgage loans and MBS at 44.5%, compared to 56.0% for the Peer Group (see Table 3.4). Loans secured by 1-4 family residential mortgage loans equaled 35.2% of assets for Jefferson Federal and 39.9% for the Peer Group.

     Jefferson Federal's lending activities show greater diversification, specifically commercial and multi-family mortgage loans together with land loans aggregated to 31.4% of assets versus an average of 10.7% for the Peer Group on average. Conversely, non-mortgage lending was slightly higher for the Peer Group as consumer and commercial loans together averaged 9.4% for the Peer Group versus 7.1% for the Bank.

     Overall, Jefferson Federal maintains a higher level of risk-weighted assets as a percent of assets relative to the Peer Group, approximating 61.2% and 55.4%, respectively.

Credit Risk

     Overall, Jefferson Federal's credit risk exposure appears to be comparatively greater, given its higher proportion of assets in loans, greater diversification into higher risk lending (including subprime lending), the typically larger size of commercial loans, the higher level of NPAs, the lower coverage ratios and recent loss experience. In addition to these factors, the Bank maintains a portfolio of subprime loans, which equaled $33.0 million, or 17.0% of total loans. While detailed comparative information regarding subprime lending by the Peer Group is not readily available publicly, we believe the Bank has maintained a greater historical emphasis on subprime lending than the Peer Group. Furthermore, the majority of the Bank's loans are non-conforming to secondary market standards limiting their saleability.

     As shown in Table 3.5, Jefferson Federal's NPA ratio was far less favorable at 1.62% of assets, versus a comparative ratio of 0.44% for the Peer Group. Similarly, the Bank's non-performing loans to loans ratio was less favorable at 1.28% versus 0.57% for the Peer Group. Jefferson Federal's reserve coverage ratios were less favorable - for example, reserves to non-performing loans approximated 113.1% for Jefferson Federal versus 207.8% for the Peer Group. As a result of the higher level of non-performing loans and NPAs, chargeoffs were higher for

RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                                                        Table 3.4
                                                   Loan Portfolio Composition and Related Information
                                                             Comparable Institution Analysis
                                                                 As of December 31, 2002

                                                   Portfolio Composition as a Percent Assets

                                             ------------------------------------------------------
                                                       1-4   Constr.   5+Unit    Commerc.             RWA/     Serviced   Servicing
Institution                                   MBS    Family  & Land    Comm RE   Business  Consumer  Assets   For Others   Assets
-----------                                   ---    ------  ------    -------   --------  --------  ------   ----------   ------
                                              (%)     (%)      (%)       (%)       (%)       (%)      (%)       ($000)     ($000)
Jefferson Federal Bank                        9.29    35.24     9.63     21.76       3.82      3.26   61.16       12,000       0

All Public Companies                         12.97    39.54     4.41     14.54       4.40      3.82   59.55      617,559   5,575
State of TN                                   5.34    59.01     6.34      2.90       3.13      0.00   50.57            0       0
Comparable Group Average                     16.18    39.85     2.57      8.15       5.87      3.50   55.42       13,780     185

Comparable Group
----------------

CSBC  Citizens South Banking of NC            5.07    42.96     3.78      7.32       3.02      6.65   62.72       33,504     315
DFBS  Dutchfork Bancshares Inc of SC         30.15    14.68     2.26      4.04       3.68      3.08   50.04        1,805       0
FFDF  FFD Financial Corp of Dover OH          2.22    47.55     0.40     21.31       1.29     10.37   65.67            0     358
FBTC  First BancTrust Corp of IL             25.39    20.87     0.28     11.29      13.38      2.87   58.21       80,800     950
FBEI  First Bancorp of Indiana of IN         18.51    39.48     0.78      2.40      22.67      2.96   62.30       20,692     226
GSLA  GS Financial Corp. of LA               24.02    29.37     0.67      7.99       0.22      0.81   54.40            0       0
PEDE  Great Pee Dee Bancorp of SC             0.00    54.45     8.83      8.13       6.13      5.67   64.54        1,001       0
SRN   Southern Banc Company of AL            50.51    26.22     0.00      0.07       4.96      0.22   26.11            0       0
UCBC  Union Community Bancorp of IN(1)        0.63    63.94     2.36     16.05       0.22      2.36   59.66            0       0
UTBI  United Tenn. Bancshares of TN           5.34    59.01     6.34      2.90       3.13      0.00   50.57            0       0

(1) Financial information is for the quarter ending September 30, 2002.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2002 by RP Financial, LC.

RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                                                                  Table 3.5
                                                                 Credit Risk Measures and Related Information
                                                                       Comparable Institution Analysis
                                                             As of December 31, 2002 or Most Recent Date Available


                                                         NPAs &                                  Rsrves/
                                              REO/      90+Del/    NPLs/    Rsrves/    Rsrves/    NPAs &    Net Loan     NLCs/
Institution                                  Assets     Assets     Loans     Loans      NPLs      90+Del    Chargoffs    Loans
-----------                                  ------     ------     -----     -----      ----     -------    ---------    -----
                                               (%)        (%)       (%)       (%)        (%)        (%)      ($000)       (%)
Jefferson Federal Bank                         0.71       1.62      1.28      1.40     113.07      63.65          850     0.46



All Public Companies                           0.10       0.66      0.97      1.01     208.01     182.95          335     0.15
State of TN                                    0.11       0.41        NA      1.01         NA     173.81           21     0.11
Comparable Group Average                       0.06       0.44      0.57      0.89     207.78     137.61           55     0.16


Comparable Group
----------------

CSBC  Citizens South Banking of NC             0.27       0.37      0.17      0.99     580.43     164.29          199    -0.01
DFBS  Dutchfork Bancshares Inc of SC           0.00         NA        NA      0.53         NA         NA          106     0.69
FFDF  FFD Financial Corp of Dover OH           0.12       0.62      0.61      0.75     123.03      98.90            0     0.00
FBTC  First BancTrust Corp of IL               0.00         NA        NA      1.83         NA         NA          119     0.44
FBEI  First Bancorp of Indiana of IN           0.02       0.29      0.41      0.81     200.40     188.64           69     0.23
GSLA  GS Financial Corp. of LA                 0.00       0.31      0.83      0.61      74.19      74.19            0     0.00
PEDE  Great Pee Dee Bancorp of SC              0.06       1.04      1.21      1.07      87.79      82.63           22     0.08
SRN   Southern Banc Company of AL              0.00       0.06      0.20      0.37     180.82     180.82            5     0.06
UCBC  Union Community Bancorp of IN(1)         0.00         NA        NA        NA         NA         NA            8     0.00
UTBI  United Tenn. Bancshares of TN            0.11       0.41        NA      1.01         NA     173.81           21     0.11


(1) Financial information is for the quarter ending September 30, 2002.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2002 by RP Financial, LC.

RP Financial, LC.
Page 3.16

Jefferson Federal, equal to 0.46% of loans as compared to 0.16% of loans for the Peer Group. In recognition of the credit risk present in the portfolio, reserve balances to total loans were higher for the Bank relative to the Peer Group, equal to 1.40% and 0.89%, respectively.

Interest Rate Risk

     Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure. From a balance sheet perspective, Jefferson Federal's slightly lower pre-conversion capital position but higher IEA/IBL ratio suggest similar exposure; and post-conversion, Jefferson Federal gains an advantage in these two areas. In the absence of comparability in timely interest rate risk reporting and methodology, we reviewed quarterly changes in the net interest income ratio. In general, the quarterly fluctuations in the Bank's net interest income ratio exceed the Peer Group average, and reflect the benefits of the recent declining interest rate environment.

     There are two characteristics of the asset portfolio which are somewhat unique to the Bank which have provided substantial spread benefits in the declining interest rate environment relative to the Peer Group as follows: (1) many of the Bank's ARM loans reached their contractual floor levels; and (2) most of the Bank's ARM loans are repriced based on a lagging market index. Of course in a higher or rising interest rate environment, these same factors may likely result in lower earnings levels, notwithstanding the fact that the majority of Jefferson Federal's assets are short term or variable rate.

Summary

     Based on the foregoing, the Peer Group appears to provide a reasonable basis for determining the pro forma market value of Jefferson Federal. Areas where comparative differences exist will be addressed in the form of valuation adjustments in the following section.

RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                    Table 3.6
         Interest Rate Risk Measures and Net Interest Income Volatility
                         Comparable Institution Analysis
              As of December 31, 2002 or Most Recent Date Available

                                          Balance Sheet Measures
                                          ----------------------
                                                                                    Quarterly Change in Net Interest Income
                                                          Non-Earn.                 ---------------------------------------
                                        Equity/    IEA/    Assets/
Institution                             Assets     IBL     Assets       12/31/02  09/30/02  06/30/02 03/31/02  12/31/01  09/30/01
-----------                             ------     ---     ------       --------  --------  -------- --------  --------  --------
                                         (%)       (%)       (%)       (change in net interest income is annualized in basis points)

Jefferson Federal Bank                   13.4     111.8       3.4            -9        14        25        63        17        -9

All Public Companies                      9.9     109.3       4.2            -7        -3         4         3         7         4
State of TN                              13.5     116.4       2.3             5         3        18        NA        NA         9
Comparable Group Average                 15.2     115.3       4.0            -5       -13       -10         5        -3        13

Comparable Group
----------------

CSBC  Citizens South Banking of NC       17.9     118.3       6.7           -16       -25         6        NA       -59         5
DFBS  Dutchfork Bancshares Inc of SC     14.9     112.4       5.0            22       -27       -24        29       -85        69
FFDF  FFD Financial Corp of Dover OH     12.6     112.3       2.4            -6       -22         0       -17        -3        11
FBTC  First BancTrust Corp of IL         13.5     110.8       4.9            -7         2         3       -40        58       -10
FBEI  First Bancorp of Indiana of IN     15.9     113.8       7.0             3        16        10        10         7        14
GSLA  GS Financial Corp. of LA           16.4     118.6       2.0           -52        -1        16         6         3        14
PEDE  Great Pee Dee Bancorp of SC        17.6     118.6       3.7            11       -32       -30        16        63        17
SRN   Southern Banc Company of AL        16.5     118.9       1.8            -6       -18         0        32         7        -5
UCBC  Union Community Bancorp of IN(1)   13.1     112.9       3.9            NA       -20       -97        NA       -17         5
UTBI  United Tenn. Bancshares of TN      13.5     116.4       2.3             5         3        18        NA        NA         9

(1) Financial information is for the quarter ending September 30, 2002. NA=Change is greater than 100 basis points during the quarter.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2002 by RP Financial, LC.

RP Financial, LC.
Page 4.1

                             IV. VALUATION ANALYSIS

Introduction

     This chapter presents the valuation analysis and methodology used to determine the Bank's estimated pro forma market value of the common stock to be issued in conjunction with the conversion transaction. The valuation incorporates the appraisal methodology promulgated by the OTS. In this regard, this section determines the valuation adjustments based on the fundamental analysis of both the Bank and the Peer Group in the prior section and, utilizing the market value approach, applies such adjustments in the determination of the Bank's pro forma market value based on the market pricing characteristics of the Peer Group.

Appraisal Guidelines

     The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. The valuation methodology provides for: (1) the selection of a peer group of comparable publicly-traded institutions, excluding from consideration institutions which have recently converted, subject to acquisition or in MHC form; (2) a financial and operational comparison of the subject company to the selected peer group, identifying key differences and similarities; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

     The valuation analysis herein complies with such regulatory appraisal guidelines, i.e., the pro forma market value approach. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should

RP Financial, LC.
Page 4.2

be noted that such analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

     The pro forma market value determined herein is a preliminary value for the Bank's to-be-issued stock. Throughout the conversion process, RP Financial will:
(1) review changes in the Bank's operations and financial condition; (2) monitor the Bank's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase) both regionally and nationally. If material changes should occur prior to closing the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

     The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including the Bank's value, or the Bank's value alone. To the extent a change in factors impacting the Bank's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and

RP Financial, LC.
Page 4.3

the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Bank's coming to market at this time.

1.   Financial Condition

     The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in financial strength are noted as follows:

          . Balance Sheet Composition. While both the Bank and the Peer Group are oriented towards mortgage lending funded primarily by retail deposits, the Bank's asset composition includes a higher proportion of loans overall. Moreover, commercial and multi-family mortgage loans and non-conforming and subprime residential mortgage loans comprised a greater proportion of Jefferson Federal's loan portfolio than is the case for the Peer Group. As a result of the higher mix of total loans and the higher risk weighted loans, coupled with the presence of rate floors on many residential loans, Jefferson Federal's net interest income ratio is currently above that of the Peer Group. The Peer Group is currently supplementing deposits with higher borrowings utilization, while the Bank currently relies more heavily on deposits, which is expected to continue on a post-offering basis. The Bank's ratio of IEA/IBL is expected to exceed the Peer Group's average on a post-offering basis.

          . Credit Quality. The Bank's credit risk profile is comparatively higher as indicated by its higher proportion of assets in loans, greater diversification into higher risk lending (including subprime lending), the typically larger size of commercial loans, the higher level of NPAs, the lower reserve coverage ratios and higher chargeoffs. Furthermore, the majority of the Bank's residential loans are non-conforming to the standards of the major secondary market purchasers, potentially limiting their saleability.

          . Balance Sheet Liquidity. The Bank currently maintains a lower level of cash, investments and MBS. Like the Peer Group, substantially all of the investments are designated AFS. The infusion of the stock proceeds will initially increase the Bank's level of liquid assets pending investment of the proceeds into loans and other longer-term investments. The Bank appears to have greater current borrowings capacity than the Peer Group due to the smaller balance of borrowed funds.

RP Financial, LC.
Page 4.4

          . Equity Capital. The Bank's pro forma equity capital ratio will exceed the Peer Group average.


     On balance, we believe a moderate downward adjustment for the Bank is warranted, primarily for the comparatively higher credit risk profile.

2.   Profitability, Growth and Viability of Earnings

     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

          . Reported Earnings. The Bank reported higher profitability than the Peer Group for the most recent 12 months. Importantly, the Bank's profitability was well in excess of its historical average for the last five fiscal years. As was more fully explained in earlier sections herein, the Bank's higher profitability is partially attributable to the unique convergence of interest rate declines, strategy shifts and portfolio composition. Thus, the Bank's earnings are expected experience downward pressure in coming months, before factoring in the benefits of the conversion proceeds. In this regard, the Bank ROA averaged 0.95% of average assets for the three fiscal years through fiscal 2002, which closely approximates the current Peer Group average, equal to 0.93%.

          . Core Earnings. On a core basis, adjusting for non-operating items for both, the Bank also maintains higher profitability, primarily attributable to the unique set of circumstances referenced above.

          . Interest Rate Risk. The Bank's interest rate risk exposure is higher than Peer Group, primarily owing to two characteristics of the asset portfolio which are somewhat unique to the Bank, which have provided substantial spread benefits in the declining interest rate environment relative to the Peer Group, as follows:
               (1) many of the Bank's ARM loans reached their contractual floor levels; and (2) most of the Bank's ARM loans are repriced based on a lagging market index. In a rising interest rate environment, these same characteristics can be detrimental to Jefferson Federal's earnings in comparison to the Peer Group.

          . Credit Risk. Loan loss provisions had a significantly greater impact on the Bank's earnings for the past year, as the Bank sought to replenish reserves in the face of relatively high loan chargeoff rates, reflecting its greater credit risk

RP Financial, LC.
Page 4.5

               exposure. The Bank's credit risk exposure appears to be comparatively greater, given its higher proportion of assets in loans, greater diversification into higher risk lending, the typically larger size of commercial loans and the higher level of NPAs. In addition, the Bank has historically engaged in subprime lending, which is a factor contributing to the higher rate of delinquency and chargeoffs in comparison to the Peer Group.

          . Earnings Growth Potential. The higher expected pro forma capital position is expected to facilitate the Bank's ability to expand assets and earnings over the long term. One of the Bank's reasons for converting is the opportunity to expand through branching or acquisition, while the higher capital will enhance the ability to manage larger customer relationships given the Bank's higher loans to one borrower limit following the conversion. Moreover, the Bank has implemented new more stringent loan underwriting policies and procedures, made collections on delinquent loans a high priority and restructured the deposit pricing methodology, all of which are expected to provide long term earnings benefits. At the same time, earnings growth will be subject to the interest rate and credit risk factors of Jefferson Federal's operations in comparison to the Peer Group discussed above. Furthermore, the timing and success of the de novo branching strategy in the generally rural market and commercial lending strategy are uncertain.

          . Return on Equity. On a static basis, incorporating the Bank's historical profitability and benefits of reinvesting the conversion proceeds, the pro forma ROE will be comparable to the Peer Group average. Downward pressure on earnings anticipated in the coming months may depress the Bank's ROE levels.

     Overall, the Bank's current earnings are believed to be at peak levels owing to the unique convergence of interest rate declines, strategy shifts and portfolio composition. In consideration of the foregoing, coupled with Jefferson Federal's higher interest rate risk and credit risk profile in comparison to the Peer Group, we concluded with a moderate downward valuation adjustment for profitability, growth and viability of earnings.

3.   Asset Growth

     The Bank's asset base realized shrinkage during the past year, given the emphasis on reducing credit risk, shifting the loan origination strategy and reducing funding costs. By comparison, the Peer Group has achieved positive asset growth rates on average. New management has indicated that its business plan is to resume growth, with a greater emphasis on the development of high quality commercial account relationships given the managing officer's

RP Financial, LC.
Page 4.6

experience locally in this regard. It is uncertain, however, the level of success in implementing such plans. While the Peer Group companies typically do not discuss their specific growth plans and targets, based on historical trends and operating environments of the Peer Group companies, on average, we applied a slight downward adjustment to the Bank's valuation for this factor.

4.   Primary Market Area

     The general condition of a financial institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market area. Operating in the northeast Tennessee, the Bank faces significant competition for loans and deposits from a large number financial institutions, who provide a broader array of services and have significantly larger branch networks. The depth and breadth of the Bank's competition is particularly notable given the relatively small size of the Bank's market. Demographic and economic trends and characteristics in the Bank's primary market area are relatively favorable to the primary market areas served by the Peer Group companies (see Table 4.1), as the Jefferson Federal's market is somewhat smaller but is realizing modestly faster population growth. Income levels in Jefferson Federal's market are comparable to the market of the Peer Group, while the Bank's share of the deposit market is stronger, and was roughly double the Peer Group average. The unemployment rate prevailing in the Bank's market is relatively comparable to the Peer Group average and median.

     On balance, we concluded that no adjustment was warranted for the Bank's primary market area.

5.   Dividends

     The Bank has indicated its intention to continue to pay an annual cash dividend. At this time, the Bank has indicated that the annual dividend payment will approximate $0.16 per share at the midpoint of the valuation range, which would provide for a yield of 1.6% based on the $10.00 per share initial offering price. As set forth in the prospectus, the indicated annual dividend would range from $0.18 per share at the minimum of the valuation range to $0.12 per share at the supermaximum of the valuation range. However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities,

RP Financial, LC.
Page 4.7

                                    Table 4.1

                   Peer Group Market Area Comparative Analysis

                                                                                               Population % Change
                                                                 Population      Proj.       -----------------------
                                               Primary          ------------     Pop.        2000-2001     2001-2006    Median
Institution                                    County           2000    2001     2006        % Change      % Change      Age
-----------                                    ------           ----    ----     ----        --------      --------      ---
                                                                (000)   (000)    (000)          (%)           (%)
Citizens South Banking of NC                  Gaston              190     192      200          1.1%           4.1%      36.6
Dutchfork Bancshares Inc of SC                Newberry             36      36       37          0.5%           2.7%      37.4
FFD Financial Corp of Dover OH                Tuscarawas           91      92       94          0.7%           2.7%      38.2
First BancTrust Corp of IL                    Edgar                20      19       19         -1.2%          -4.7%      39.8
First Bancorp of Indiana of IN                Vanderburgh         172     172      172         -0.1%           0.0%      37.1
GS Financial Corp of LA                       Jefferson           455     452      444         -0.7%          -2.0%      36.2
Great Pee Dee Bancorp of SC                   Chesterfield         43      44       46          1.8%           6.4%      36.0
Southern Banc Company of AL                   Etowah              103     103      102         -0.6%          -0.7%      38.7
Union Community Bancorp of IN                 Montgomery           38      38       39          0.5%           2.4%      36.8
United Tennessee Bancshares of TN             Cocke                34      34       36          1.6%           6.5%      39.0
                                                                  ---     ---      ---          ----           ----      ----

                                                   Averages:      118     118      119          0.4%           1.8%      37.6
                                                    Medians:       67      68       70          0.5%           2.6%      37.3

Jefferson Federal Bank of TN                  Hamblen              58      59       62          1.1%           5.3%      37.5

                                                                Per Capita Income
                                                                -----------------      Deposit      Unempl.
                                                                          % State       Market        Rate
Institution                                                     Amount    Average      Share(1)     Dec 2002
-----------                                                     ------    -------      --------     --------
                                                                 ($)        (%)           (%)         (%)
Citizens South Banking of NC                                    $18,487    105.7%       10.6%        7.1%
Dutchfork Bancshares Inc of SC                                   14,796     79.0%       34.9%        6.4%
FFD Financial Corp of Dover OH                                   17,622     88.1%        9.0%        5.6%
First BancTrust Corp of IL                                       15,707     69.7%       26.0%        6.0%
First Bancorp of Indiana of IN                                   20,991    105.8%        4.0%        4.2%
GS Financial Corp of LA                                          18,079    110.1%        1.2%        4.5%
Great Pee Dee Bancorp of SC                                      13,190     70.4%       15.9%        7.3%
Southern Banc Company of AL                                      16,454     94.1%        4.7%        5.7%
Union Community Bancorp of IN                                    18,135     91.4%       26.3%        3.6%
United Tennessee Bancshares of TN                                13,916     73.4%       26.1%        6.8%
                                                                -------     -----       -----        ----

                                                   Averages:    $16,738     88.8%       15.9%        5.7%
                                                    Medians:    $17,038     89.8%       13.3%        5.9%

Jefferson Federal Bank of TN                                    $17,932     94.6%       31.0%        5.6% (2)


(1) Total institution deposits in headquarters county as percent of total county deposits.
(2) Reflects the average unemployment rate over the entire calendar year.

Sources:  2003 ESRI BIS, SNL Securities

RP Financial, LC.
Page 4.8

growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions. The Bank's anticipated payout ratio will approximate 24% on a pro forma basis, but will increase if the potential decline in the Bank's earnings is realized.

         Nine out of ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.12% to 3.66%. The average dividend yield on the stocks of the Peer Group institutions was 2.50% as of March 7, 2003, representing an average core earnings payout ratio of 25.0%. As of March 7, 2003, approximately 89% of all full stock publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.40% and an average payout ratio of 33.8%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

         The Bank's indicated dividend provides for a yield that is modestly below the Peer Group's average dividend yield. However, the Bank's dividend capacity will be enhanced by its stronger pro forma capitalization and earnings. On balance, we concluded that no adjustment was warranted for purposes of dividends relative to the Peer Group.

6.       Liquidity of the Shares

         The Peer Group is by definition composed of companies that are traded in the public markets, and all of the Peer Group members trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $13.4 million to $97.6 million as of March 7, 2003, with an average market value of $32.3 million. The shares issued and outstanding to the public of the Peer Group members ranged from approximately 961,000 to 9.1 million, with average shares outstanding of approximately 2.2 million. The Bank's pro forma market value and shares outstanding are expected to be in the upper end of the range and above the comparable averages and medians for the Peer Group. It is anticipated that the Bank's stock will be quoted on the NASDAQ national market system. Overall, we anticipate that the Bank's stock will have a modestly greater level of liquidity based on its greater shares outstanding and market capitalization and, therefore, concluded with a slight upward adjustment for this factor.

RP Financial, LC.
Page 4.9

7.       Marketing of the Issue

         We believe that four separate markets need to be considered for thrift stocks in evaluating the potential reception for the Bank's pending second step conversion offering: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (3) the thrift acquisition market for thrift franchises in Tennessee; and (4) the market for the public stock of the Bank. All of these markets were considered in the valuation of the Bank's to-be-issued stock.

         A.   The Public Market

              The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

              In terms of assessing trends in the broader stock market, equities in general have declined over the past year. The general stock market declined at the beginning of the second quarter of 2002, reflecting growing concerns about the Mideast conflict. Stocks continued to falter through most of April, primarily on the basis of weak first quarter earnings and growing concerns about the strength of the economic recovery. The extended sell-off prompted a rebound in blue-chip stocks at the end of April, but the rally sputtered on news of a sharper than expected increase in the April unemployment rate. The April 2002 unemployment rate rose to 6.0%, its highest level in nearly eight years.

              Stocks were largely unchanged by the Federal Reserve's widely anticipated decision to leave rates unchanged at its early-May 2002 meeting, but then rallied sharply higher the day following the meeting on hints from Cisco about a possible business rebound. Favorable

RP Financial, LC.
Page 4.10

economic data in the form of stronger than expected retail sales in April and rising hopes of more upbeat earnings forecast by technology firms supported further advances in stocks during mid-May. The rebound was not sustained in late-May, as profit taking and more terrorism warnings dampened investor enthusiasm for stocks. Investor pessimism extended the sell-off in stocks in early-June 2002, reflecting political turmoil abroad, concerns over corporate scandals and more disappointing earnings news from market leaders. Stocks jumped higher on oversold conditions in mid-June, but the rally was brief. Both the Dow Jones Industrial Average ("DJIA") and NASDAQ Composite Index ("NASDAQ") established new lows for 2002 during the week ended June 21, 2002, as a fresh batch of corporate earning warnings and the ongoing conflict in the Middle East further eroded investor confidence.

              Discovery of a $3.8 billion accounting error by WorldCom and nervousness about second quarter earnings heightened the sell-off at the close of the second quarter. In early-July 2002, bargain hunters provided a boost to stocks following the prolonged sell-off, despite news that the nation's unemployment rate edged up to 5.9% in June. The rally was not sustained, as worries about second quarter earnings and corporate accounting practices pushed market indices to new lows for the year in mid-July. A lack of investor confidence and indications that the nation's economic recovery was weaker than previously believed extended the general downward trend through the balance of July, with July marking the fourth consecutive down month for the DJIA. Weak economic data provided for further declines in stocks in early-August, but the downward trend was reversed on growing speculation of a rate cut by the Federal Reserve and news of a proposed $30 billion bailout for Brazil's financial crisis. In mid-August, the Federal Reserve's decision to leave interest rates unchanged prompted a sharp one-day sell-off in the broader market, which was followed by a sharp one-day increase in the major indexes on technical factors as investors took profits in bonds and shifted some money into stocks. The DJIA closed above 9000 in late-August, as stocks continued to rebound from oversold conditions in July. However, after five consecutive weekly gains in the DJIA, blue chip stocks declined in the last week of August on profit taking and cautious comments from bellwether technology stocks.

              The broader stock market experienced heavy selling pressure in September 2002, which was attributable to third quarter earning warnings from a broad spectrum of companies,

RP Financial, LC.
Page 4.11

economic data signaling a slowing economic recovery and a growing threat of an U.S. invasion of Iraq. The sell-off in the broader stock market continued into the fourth quarter, with looming fears of a war with Iraq and worsening corporate profits pushing the DJIA to its lowest close in five years in early-October 2002. Stocks rebounded on technical factors in mid-October, as the DJIA posted a weekly gain after six consecutive weeks of decline. The rally in the broader stock market continued through the balance of October, reflecting more attractive valuations following the third quarter sell-off and some upbeat third quarter earnings news by some blue chip stocks. After six consecutive months of decline, the DJIA was up 10.6% for the month of October.

              The rebound in the broader stock market that began in October 2002 continued into early-November, as the Federal Reserve cut short-term interest rates by a larger-than-expected half a percentage point. However, the rate-cut did not provide for a sustained rally, as profit taking and nervousness about a possible war with Iraq pushed stocks lower in mid-November. Bargain hunting for technology stocks and some positive economic reports pushed the NASDAQ to a five month high in late-November. Following eight consecutive weeks of gains, the DJIA declined during the first two weeks of December, as mounting concerns over geopolitical tensions overshadowed better-than-expected economic data. The broader market recovered slightly in mid-December, despite growing concerns of how strongly business will rebound in 2003 and escalating war talk with Iraq. Downbeat economic data and geopolitical concerns pulled stocks lower at the close of 2002, with the DJIA positing its worst year since 1977 closing down 16.8% for the year.

              Stocks surged higher at the start of the new year, with data showing December manufacturing activity stronger than expected. Favorable expectations for the government's economic stimulus package supported further gains in the market, although early indications of mixed earnings for the fourth quarter and ongoing geopolitical concerns served to temper the rally in mid-January. The strong gains posted at the beginning of 2003 were wiped out in late-January, as disappointing fourth quarter earnings and the looming war with Iraq pulled the broader market lower. War fears and the uncertain outlook for the economy continued to weigh down stocks through most of February and into early-March, as blue chip stocks dropped to a five month low during the first week of March. As an indication of the general trends in the nation's stock markets over the past year, as of March 7, 2003, the DJIA closed at 7740.03, a

RP Financial, LC.
Page 4.12

decline of 26.8% from one year earlier, while the NASDAQ stood at 1305.29, a decline of 32.4% over the same time period. The Standard & Poors 500 Index closed at 828.89 on March 7, 2003, a decline of 28.8% from a year ago.

              The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have outperformed the broader market. Thrift issues moved higher in early-April 2002, as investors became more optimistic about first and second quarter earnings for the thrift sector. Growing sentiment that the Federal Reserve would not raise rates in May further contributed to the upswing in thrift prices. The upward momentum in thrift stocks was sustained through mid-April, with the advance supported by favorable first quarter earnings, low inflation data and investors dumping technology stocks in favor of lower risk bank and thrift stocks. Thrift stocks stabilized in late-April in the face of a downturn experienced in broader stock market, as traditional spread lenders benefited from generally weak economic news. News of the increase in the April unemployment rate served to boost thrift prices in early-May, as the weak employment data lessened expectations of a strong economic recovery that could lead to higher interest rates. Thrift stocks stabilized in mid- and late-May, as Citigroup's proposed $5.8 billion acquisition of Golden State Bancorp had little impact on the broader thrift market. While the broader market experienced extensive selling pressure in early-June, the decline in thrift issues was relatively mild as investors continued to be attracted to the generally more stable performance characteristics of thrift stocks.

              Thrifts experienced more extensive selling pressure in mid-July 2002, as the downturn in broader market weighed on thrift issues as well. Lower interest rates, second quarter earnings that generally met expectations and acquisition speculation in certain regional markets supported a recovery in thrift prices in late-July. After stabilizing during early-August, thrift issues eased higher in conjunction with the broader indexes in mid-August. Thrift issues traded in a narrower range during the balance of August and into early-September, thereby sustaining solid gains for 2002 and significantly outperforming the broader market indexes. A third quarter earnings warning by Astoria Financial Corp had a negative ripple effect throughout the thrift sector in mid-September 2002, particularly the large-cap issues. Astoria Financial Corp. warned that third quarter earnings would come in below expectations, which was attributable to the sustained low interest rate environment that resulted in higher than expected

RP Financial, LC.
Page 4.13

prepayments in both its mortgage lending and MBS portfolios. Thrift issues settled into a narrow trading range at the end of third quarter, as a number of the larger publicly-traded thrifts reaffirmed third quarter earnings targets. Third quarter earnings warnings by some of the large banks contributed to the decline in thrift stocks at the beginning of the fourth quarter. However, thrift stocks bounced back in mid-October, reflecting generally favorable third quarter earnings reports from the thrift sector.

          The gains recorded in thrift issues in October were sustained into-early November, which was supported by the rally in the broader stock market and growing speculation that the Federal Reserve would cut rates in November. Despite the larger than expected rate cut by the Federal Reserve, thrift stocks eased lower in mid-November. The downward pressure in thrift issues was attributable to concerns about potential margin compression and mortgage servicing rights impairment that may result from the decline in short-term interest rates, as well as the downturn in the broader market. However, thrift issues recovered in late-November, as financial issues participated in the broader market rally. Thrift issues settled into a narrow trading range in December, reflecting the lack of meaningful news in the financial sector and an uncertain outlook for 2003. Financial stocks participated in the broader market rally at the beginning of the new year, particularly those with relatively high dividend yields in light of the elimination of dividend taxation set forth in the government's economic stimulus package. Despite generally favorable fourth quarter earnings, thrift issues eased lower in late-January. Thrift issues traded in a narrow range throughout February and into early-March, thereby outperforming the broader market. The stronger performance exhibited by thrift stock continued to supported by the relatively low risk characteristics associated with residential lenders as well as the general earnings benefit of operating in a low interest rate environment with a relatively steep yield curve. On March 7, 2003, the SNL Index for all publicly-traded thrifts closed at 1,085.0, an increase of 8.3% from one year ago.

     B.   The New Issue Market

          In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank's pro forma market value. The new issue market is separate and distinct from the market for seasoned stock thrifts in

RP Financial, LC.
Page 4.14

that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

          Based on the recent conversion offerings investors have continued to show interest in converting thrift issues, although interest has cooled somewhat from offerings completed in the first half of 2002 as fewer of the recent offerings have been oversubscribed. As shown in Table 4.2, only two standard conversion offerings have been completed during the past three months and no MHC offerings have been completed during the past three months. Most of the conversion activity has been with respect to second step conversion of mutual holding companies; there were four second step conversion completed at the beginning of 2003. The average pro forma price/tangible book and price/core earnings ratios of the four second-step offerings at closing equaled 103.2% and
17.9 times, respectively. However, one of the second step conversion transactions involved First Niagara Financial which is a much larger institution than the Bank ($3.3 billion in assets) and which simultaneously acquired another financial institution as part of its second step transaction. Excluding First Niagara Financial, the median price/tangible book and price/core earnings of the second step transactions completed in 2003 equaled 89.4% and 17.7 times, respectively. The aftermarket performance of the second step offerings completed recently has been relatively consistent, with the four completed transactions trading up moderately in the aftermarket, in a range of 7% to 15% after the first week of trading, and 11% on average.

          In general, second-step conversions tend to be priced (and trade in the aftermarket) at a higher P/TB ratio than standard conversions. We believe investors take into

                                    Table 4.2
                 Pricing Characteristics and After-Market Trends
                Recent Conversions Completed (Last Three Months)

------------------------------------------------------------------------------------------------------------------------------------
         Institutional Information                               Pre-Conversion Data         Offering Information  Contribution to
                                                       -----------------------------------
                                                          Financial Info.   Asset Quality                          Charitable Found.
------------------------------------------------------------------------------------------------------------------------------------

                                   Conversion                      Equity/  NPAs/  Res.    Gross       %    % of Exp./       % of
Institution                  State  Date         Ticker    Assets  Assets  Assets  Cov.    Proc.    Offered Mid. Proc. Form Offering
-----------                  -----  ----         ------    ------  ------  ------ ------   -----    ------- ---- ----- ---- --------
                                                           ($Mil)   (%)      (%)   (%)     ($Mil.)  (%)     (%)  (%)         (%)
------------------------------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
Provident Fin. Services, Inc.      NJ  1/16/2003 PFS-NYSE   $3,162 10.11%   0.41%  167%    $596.2     100%  132% 1.5%  C/S   3.9%
CCSB Financial Corp.               MO  1/19/2003 CCFC-OTC   $   78  8.41%   0.06%  210%    $  9.8     100%  132% 5.8%  NA     NA


                           Averages - Standard Conversions: $1,620  9.26%   0.24%  188%    $303.0     100%  132% 3.6%  NA     NA
                           Medians  - Standard Conversions: $1,620  9.26%   0.24%  188%    $303.0     100%  132% 3.6%  NA     NA


Second Step Conversions
-----------------------
First Niagara Financial Grp, Inc.* NY 1/21/2003 FNFG-NASDAQ $3,291 10.02%   0.42%  102%    $410.0      58%  100% 4.0%  NA     NA
Wayne Savings Bancshares, Inc      OH  1/9/2003 WAYN-NASDAQ $  337  8.02%   0.89%   22%    $ 20.4      52%  100% 7.3%  NA     NA
Sound Federal Bancorp, Inc.        NY  1/7/2003 SFFS-NASDAQ $  673  9.84%   0.16%  268%    $ 77.8      59%  100% 2.3%  NA     NA
Bridge Street Financial, Inc.*(7)  NY  1/6/2003 OCNB-NASDAQ $  179  9.58%   0.45%  133%    $ 15.1      56%  100% 4.2%  NA     NA


                        Averages - Second Step Conversions: $1,120  9.37%   0.48%  131%    $130.8      56%  109% 4.5%  NA     NA
                        Medians  - Second Step Conversions: $  505  9.71%   0.44%  118%    $ 49.1      57%  102% 4.1%  NA     NA


Mutual Holding Companies(6)
---------------------------
None to Date


                                Averages - All Conversions: $1,287  9.33%   0.40%  150%    $188.2      71%  117% 4.2%  NA     NA
                                Medians  - All Conversions: $  505  9.71%   0.42%  150%    $ 49.1      58%  118% 4.1%  NA     NA

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                           Insider Purchases                       Pro Forma Data
                                                                                        -----------------------------------
                                                            Benefit Plans                Pricing Ratios(3) Financial Charac.
                                                           --------------               ------------------ ----------------
                                                                               Initial
                                   Conversion                    Recog. Mgmt.& Dividend       Core         Core        Core   IPO
Institution                  State    Date       Ticker    ESOP  Plans  Dirs.   Yield   P/TB  P/E    P/A   ROA   TE/A  ROE   Price
-----------                  -----    ----       ------    ---   -----  -----   -----   ----  ---    ---   ---   ----  ---   -----
                                                           (%)    (%)   (%)(2)   (%)    (%)   (x)    (%)   (%)    (%)  (%)    ($)
------------------------------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
Provident Fin. Services, Inc.      NJ  1/16/2003 PFS-NYSE   8.0%  4.0%   0.8%   0.00%  75.3%  18.7x  16.7%  0.9%  22.2% 4.0%  $10.00
CCSB Financial Corp.               MO  1/19/2003 CCFC-OTC   8.0%  4.0%  14.3%   0.00%  67.1%    NM   11.4%  0.1%  17.0% 0.8%  $10.00


                           Averages - Standard Conversions: 8.0%  4.0%   7.6%   0.00%  71.2%  18.7x  14.1%  0.5%  19.6% 2.4%  $10.00
                            Medians - Standard Conversions: 8.0%  4.0%   7.6%   0.00%  71.2%  18.7x  14.1%  0.5%  19.6% 2.4%  $10.00


Second Step Conversions
-----------------------
First Niagara Financial Grp, Inc.* NY 1/21/2003 FNFG-NASDAQ 5.0%  4.0%   0.3%   1.76%  124.8% 19.5x  19.4%  1.0%  15.5% 6.4%  $10.00
Wayne Savings Bancshares, Inc      OH  1/9/2003 WAYN-NASDAQ 8.0%  4.0%   2.2%   4.50%   89.4% 17.7x  11.0%  0.6%  12.3% 4.6%  $10.00
Sound Federal Bancorp, Inc.        NY  1/7/2003 SFFS-NASDAQ 8.0%  4.0%   0.9%   2.00%  110.9% 16.1x  17.9%  1.1%  16.1% 6.9%  $10.00
Bridge Street Financial, Inc.*(7)  NY  1/6/2003 OCNB-NASDAQ 0.0%  4.0%   1.4%   1.60%   87.4% 18.1x  13.9%  0.8%  16.1% 4.8%  $10.00


                        Averages - Second Step Conversions: 5.3%  4.0%   1.2%   2.47%  103.2% 17.9x  15.5%  0.9%  15.0% 5.7%  $10.00
                        Medians  - Second Step Conversions: 6.5%  4.0%   1.2%   1.88%  100.2% 17.9x  15.9%  0.9%  15.8% 5.6%  $10.00


Mutual Holding Companies(6)
---------------------------
None to Date

                                Averages - All Conversions: 6.2%  4.0%   3.3%   1.64%  92.5%  18.0x  15.1%  0.7%  16.5% 4.6%  $10.00
                                 Medians - All Conversions: 8.0%  4.0%   1.2%   1.68%  88.4%  18.1x  15.3%  0.8%  16.1% 4.7%  $10.00

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                                                      Post-IPO Pricing Trends
                                                           -------------------------------------------------
                                                                            Closing Price:
                                                           -------------------------------------------------
                                                              First            After          After
                                   Conversion                Trading     %     First    %     First      %
Institution                  State  Date         Ticker        Day    Change Week(4) Change  Month(5) Change
-----------                  -----  ----         ------        ---    ------ ------- ------ --------- ------
                                                               ($)    (%)     ($)       (%)    ($)       (%)
------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
Provident Fin. Services, Inc.*     NJ  1/16/2003 PFS-NYSE     $15.50  55.0%  $15.65  56.5%   $15.15   51.5%
CCSB Financial Corp.               MO  1/19/2003 CCFC-OTC     $12.00  20.0%  $12.31  23.1%   $12.50   25.0%


                           Averages - Standard Conversions:   $13.75  37.5%  $13.98  39.8%   $13.83   38.3%
                           Medians  - Standard Conversions:   $13.75  37.5%  $13.98  39.8%   $13.83   38.3%


Second Step Conversions
-----------------------
First Niagara Financial Grp, Inc.* NY 1/21/2003 FNFG-NASDAQ   $11.27  12.7%  $11.45  14.5%   $11.18   11.8%
Wayne Savings Bancshares, Inc      OH  1/9/2003 WAYN-NASDAQ   $11.20  12.0%  $11.20  12.0%   $11.15   11.5%
Sound Federal Bancorp, Inc.        NY  1/7/2003 SFFS-NASDAQ   $11.00  10.0%  $11.20  12.0%   $11.61   16.1%
Bridge Street Financial, Inc.*(7)  NY  1/6/2003 OCNB-NASDAQ   $10.16   1.6%  $10.70   7.0%   $10.94    9.4%


                        Averages - Second Step Conversions:   $10.91   9.1%  $11.14  11.4%   $11.22   12.2%
                         Medians - Second Step Conversions:   $11.10  11.0%  $11.20  12.0%   $11.17   11.7%


Mutual Holding Companies(6)
---------------------------
None to Date


                                Averages - All Conversions:   $11.86  18.6%  $12.09  20.9%   $12.09   20.9%
                                 Medians - All Conversions:   $11.24  12.4%  $11.33  13.3%   $11.40   14.0%

------------------------------------------------------------------------------------------------------------

Note: * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA" - Not Applicable, Not Available; "NM" - Not Meaningful.

(1)  Non-OTS regulated thrift.
(2)  As a percent of MHC offering for MHC transactions.
(3)  Does not take into account the adoption of SOP 93-6.
(4)  Latest price if offering is less than one week old.
(5)  Latest price if offering is more than one week but less than one month old.
(6)  Mutual holding company pro forma data on full conversion basis.
(7)  Simultaneously converted to commercial bank charter.
(8)  Converted to a commercial bank charter.

                                                                   March 7, 2003
--------------------------------------------------------------------------------

RP Financial, LC.
Page 4.16

consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. Importantly, all of the second step transactions completed in 2003 had minority ownership ratios in the range of 41% to 48% and average 44% and, thus, were selling 56% of their remaining shares to the public. Jefferson is somewhat different in this regard as it maintain a minority ownership ratio approximating 17% and will thus be selling approximately 83% of the outstanding shares owned by the MHC to the public. Given the high MHC ownership ratio which will result in a sale of a relatively greater portion of the Bank's stock to the public in a second step conversion, we would expect the Bank to have pro forma pricing characteristics which share some characteristics of the typical second step conversion transaction and a full conversion offering. Exhibit IV-4 presents historical offering data for second-step conversions, illustrating the historical trends and characteristics of second-step offerings.

              Given that the Bank's offering shares is somewhat of a hybrid between the typical second step conversion and a standard conversion offering with the high amount of shares to be issued publicly, we have assessed the market for standard conversion offerings as well. There were two full conversions completed since the beginning of 2003. The average pro forma price/tangible book and price/core earnings ratios of these two offerings at closing equaled 71.2% and 18.7 times (for the one company with a meaningful earnings multiple), respectively. These two offerings appreciated in the aftermarket, as Provident Financial's price increased by 55% after the first week of trading while CCSB Financial Corp. appreciated by 20%.

         C.   The Acquisition Market

              Also considered in the valuation was the potential impact on the Bank's stock price of recently completed and pending acquisitions of other savings institutions operating in Tennessee. As shown in Exhibit IV-5, there was 1 thrift acquisition of Tennessee-based savings institutions completed or announced between the beginning of 2000 through year-to-date 2003, and 15 bank acquisitions over the same time frame. The recent acquisition activity involving Tennessee thrifts and banks may imply a certain degree of acquisition speculation for the Bank's stock. To the extent that acquisition speculation may impact the Bank's offering, we have

RP Financial, LC.
Page 4.17

largely taken this into account in selecting companies which operate in markets that have experienced a comparable level of acquisition activity as the Bank's market and, thus, are subject to the same type of acquisition speculation that may influence the Bank's trading price.

       D.   Trading in Jefferson Federal's Stock

            Since the Bank's minority stock currently trades under the symbol "JFSZ" on the Pink Sheets, RP Financial also considered the recent trading activity in the valuation analysis. the Bank had a total of 1,875,500 shares issued and outstanding at March 7, 2003, of which 325,500 were held by public shareholders and were traded as public securities. As of February 25, 2003, the last day which the stock traded prior to the Bank's announcement of its intention to complete the second step transaction, the Bank's closing stock price was $33.50 per share. As of March 7, 2003, the Bank's closing stock price was $65.00 per share.

            Importantly, Jefferson Federal's stock trades infrequently, primarily as a result of the small public float (i.e., the majority of the shares are held by insiders or the MHC). As a result of the limited liquidity characteristics of the issue, buying and selling activity can dramatically impact the price as compared to a more actively traded or exchange listed security. In this regard, based on discussions with Keefe, Bruyette & Woods, Inc. ("Keefe Bruyette"), the Bank's selling agent retained in connection with the second step conversion, a portion of the recent trading activity in the Bank's stock may reflect the covering of short positions which were untenable with the announcement of the Bank's intention to undertake a second step transaction.

            There are significant differences between the Bank's minority stock (currently being traded) and the conversion stock that will be issued by the Bank. Such differences include different liquidity characteristics (the new conversion stock will be more liquid owing to larger number of public shares available to trade), a different return on equity for the conversion stock and dividend payments will be made on all shares outstanding; thereby, requiring a higher payout ratio to sustain the current level of dividends paid to non-MHC shareholders. Since the pro forma impact has not been publicly disseminated to date, coupled with the very limited liquidity of the issue, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level may become more informative, but the liquidity

RP Financial, LC.
Page 4.18

of the issue will remain limited pending issuance of the majority of the shares owned by the MHC.

                              * * * * * * * * * * *

       In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall market for stocks generally as well as the thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Bank's minority stock. Taking these factors and trends into account, RP Financial concluded that a moderate downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.     Management

       The Bank's management team appears to have experience and expertise in all of the key areas of operations. Although the Bank has a new CEO, he has been employed with the Bank for more than a year and he maintains extensive regional banking experience, so no discount was appropriate in this regard. Exhibit IV-6 provides summary resumes of the Bank's Board of Directors and senior management. The financial characteristics of the Bank suggest that it is effectively managed and there appears to be a well-defined organizational structure.

       Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.     Effect of Government Regulation and Regulatory Reform

       In summary, as a fully-converted SAIF-insured institution, Jefferson Federal will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-7 reflects the Bank's pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

RP Financial, LC.
Page 4.19

Summary of Adjustments

       Overall, based on the factors discussed above, we concluded that the Bank's pro forma market value should be discounted relative to the Peer Group as follows:

       Key Valuation Parameters:                                  Valuation Adjustment
       ------------------------                                   --------------------
       Financial Condition                                        Moderate Downward
       Profitability, Growth and Viability of Earnings            Moderate Downward
       Asset Growth                                               Slight Downward
       Primary Market Area                                        No Adjustment
       Dividends                                                  No Adjustment
       Liquidity of the Shares                                    Slight Upward
       Marketing of the Issue                                     Moderate Downward
       Management                                                 No Adjustment
       Effect of Government Regulations and Regulatory Reform     No Adjustment


Valuation Approaches

       In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Bank's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank's prospectus for reinvestment rate, the effective tax rate, offering expenses and stock benefit plan assumptions (summarized in Exhibits IV-8 and IV-9). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, and the recent conversions including second-step conversion offerings.

       RP Financial's valuation placed an emphasis on the following:

          . P/E Approach. The P/E approach is generally considered the best indicator of long-term value for a stock. Given the similarities between the Bank's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Bank and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for Bank and the Peer Group and resulting price/core

RP Financial, LC.
Page 4.20

               earnings ratios. Additionally, consideration was given to the unique convergence of events which have led to the Bank's peak level of earnings, whereas historical earnings have typically more closely approximated the current Peer Group average.

           . P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of conversion offerings, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

           . P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

           . Trading of JFSZ Stock. Converting institutions generally do not have stock outstanding. The Bank, however, has public shares outstanding due to the mutual holding company form of ownership. Since JFSZ is currently traded on a limited basis on the Pink Sheets, we attribute limited weight to trading price in our valuation. Prior to the announcement of the second step conversion, the stock closed at a price of $33.50 per share whereas the stock closed at $65.00 per share as of March 7, 2003, with Keefe Bruyette indicating that at least a portion of the increase may reflect the covering of outstanding short positions. While some consideration was given to the recent limited trading, we have discounted such trading owing to the very limited trading volumes which such prices reflect.

           The Bank has adopted Statement of Position ("SOP") 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly

RP Financial, LC.
Page 4.21

since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

       Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed herein, RP Financial concluded that, as of March 7, 2003, the aggregate pro forma market value of the Bank's conversion stock was $64,250,000 at the midpoint, inclusive of the $4.0 million contribution to the Foundation (375,000 shares of stock at the $10.00 per share issue price and $250,000 of cash). The midpoint and resulting valuation range is based on the sale of an 82.6% ownership interest to the public (before the issuance of shares to the Foundation out of authorized but unissued shares) which provides for a $50.0 million public offering at the midpoint value.

       Importantly, as noted above, RP Financial has incorporated the financial impact of the contribution of 375,000 shares of stock and $250,000 of cash to the Foundation into Jefferson Federal's pro forma pricing ratios, consistent with the treatment in the offering prospectus.

       1. Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. In deriving the Bank's core earnings, the adjustments made to reported earnings was to gains on the sale of REO and investment securities, which equaled $182,000 for the 12 months ended December 31, 2002. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 37% for the gains eliminated, the Bank's core earnings were determined to equal $3.148 million for the 12 months ended December 31, 2002. We have not made an explicit adjustment to earnings for the unique convergence of factors that have contributed to the Bank's peak level of earnings at present. (Note: see Exhibit IV-10 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

RP Financial, LC.
Page 4.22

                                                                          Amount
                                                                          ------
                                                                          ($000)

       Trailing 12 Month Net Income (12/31/02)                           $3,263
       Less: Net Gains on Sale of REO and Investments                      (182)
       Tax Effect (1)                                                        67
                                                                             --
         Core Earnings Estimate                                          $3,148
       (1)  Reflects a 37% effective tax rate on the adjustments.

       Based on the Bank's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma reported and core P/E multiples at the $64.0 million midpoint value equaled 15.74 times and 16.19 times. In comparison to the Peer Group's average reported and core earnings multiple of 17.83 times and 20.32 times (see Table 4.3), the Bank is discounted by 11.2% and 20.3%, respectively. The implied discounts take into consideration the unique convergence of events for Jefferson Federal including interest rate declines, strategy shifts and portfolio composition, which have served to sharply increase the Bank's earnings in recent periods, notwithstanding the relatively high risk profile in comparison to the Peer Group. Additionally, the discounted earnings multiple takes into account the fact that the reinvestment rate assumption we utilized, equal to 5.09% (as set forth in the conversion prospectus) is more reflective of a long-term reinvestment rate, and that, initially, the funds received in the second step conversion will be invested in short-term interest bearing accounts and securities for which the current yields are much lower (in the range of 1% to 2%).

       At the supermaximum of the offering range, the Bank's pro forma reported and core P/E multiples at the $64.0 million midpoint value, Jefferson Federal's reported earnings multiple of 19.12 times was at a premium of 7.2% relative to the Peer Group average multiple of 17.83 times. Relative to the Peer Group's average core earnings multiple of 20.32 times, the Bank's pro forma core earnings multiple of 19.64 times at the supermaximum of the offering range is discounted by 3.4%.

       2. Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Bank's pro forma market value by applying a valuation P/B ratio to the Bank's pro forma book value. Based on the $64.0 million midpoint valuation, the Bank's pro forma P/B

RP Financial, LC.
Financial Services Industry Consultants

                                   Table 4.3
                              Public Market Pricing
                 Jefferson Bancshares, Inc. and the Comparables
                               As of March 7, 2003

                                              Market
                                         Capitalization    Per Share Data                                              Dividends(4)
                                         ---------------  ----------------                                            --------------
                                                            Core    Book
                                          Price/  Market  12 Month  Value/               Pricing Ratios(3)            Amount/
                                                                            -----------------------------------------
Financial Institution                    Share(1)  Value   EPS(2)   Share     P/E     P/B      P/A     P/TB    P/Core  Share  Yield
---------------------                    --------  -----  --------  -----     ---     ---      ---     ----    ------  -----  -----
                                            ($)   ($Mil)    ($)      ($)      (x)     (%)      (%)     (%)      (x)     ($)   (%)
Jefferson Bancshares, Inc.
--------------------------
  Supermmaximum                           $10.00  $ 83.76  $0.52   $10.90   19.12x   91.72%   26.44%   91.72%  19.64x  $0.12  1.17%
  Maximum                                 $10.00  $ 73.33  $0.58   $11.44   17.37x   87.42%   23.70%   87.42%  17.86x  $0.13  1.35%
  Midpoint                                $10.00  $ 64.25  $0.64   $12.05   15.74x   83.01%   21.21%   83.01%  16.19x  $0.16  1.55%
  Minimum                                 $10.00  $ 55.18  $0.71   $12.86   13.99x   77.79%   18.61%   77.79%  14.41x  $0.18  1.82%

All Public Companies(7)
-----------------------
  Averages                                $19.81  $273.70  $1.21   $15.42   14.59x  132.07%   13.71%  141.80%  15.91x  $0.46  2.40%
  Medians                                      -        -      -        -   13.41x  121.54%   12.30%  128.99%  15.00x      -     -

All Non-MHC State of TN(7)
--------------------------
  Averages                                $13.19  $ 17.29  $1.32   $12.16    9.84x  108.47%   15.48%  114.80%   9.99x  $0.33  2.50%
  Medians                                      -        -      -        -    9.84x  108.47%   15.48%  114.80%   9.99x      -     -

Comparable Group Averages
-------------------------
  Averages                                $16.60  $ 32.62  $0.81   $17.56   17.83x   95.16%   14.97%   98.75%  20.32x  $0.35  2.37%
  Medians                                      -        -      -        -   17.72x   97.61%   14.61%  102.29%  21.15x      -     -

Comparable Group
----------------
CSBC   Citizens South Banking of NC       $10.77  $ 97.61  $0.48   $10.63   21.54x  101.32%   19.83%  110.57%  22.44x  $0.24  2.23%
DFBS   Dutchfork Bancshares Inc. of SC    $29.76  $ 36.58  $1.04   $27.18   15.50x  109.49%   16.34%  109.49%  28.62x  $0.00  0.00%
FFDF   FFD Financial Corp. of Dover OH    $13.39  $ 16.43  $0.44   $13.67   18.86x   97.95%   12.33%   97.95%    N.M.  $0.40  2.99%
FBTC   First BancTrust Corp. of IL        $17.90  $ 24.45  $0.62   $19.99   18.65x   89.54%   12.06%   89.54%  28.87x  $0.20  1.12%
FBEI   First Bancorp of Indiana of IN     $17.23  $ 29.02  $0.49   $18.33   22.09x   94.00%   16.10%  101.00%    N.M.  $0.46  2.67%
GSLA   GS Financial Corp. of LA           $18.99  $ 28.88  $0.77   $22.61   24.66x   83.99%   13.75%   83.99%  24.66x  $0.40  2.11%
PEDE   Great Pee Dee Bancorp of SC        $14.44  $ 25.24  $0.93   $14.74   16.79x   97.96%   18.19%  103.59%  15.53x  $0.56  3.88%
SRN    Southern Banc Company of AL        $13.90  $ 13.36  $0.70   $19.41   16.55x   71.61%   11.86%   71.69%  19.86x  $0.35  2.52%
UCBC   Union Community Bancorp of IN      $16.40  $ 37.36  $1.30   $16.86   13.78x   97.27%   13.74%  104.93%  12.62x  $0.60  3.66%
UTBI   United Tennessee Bancshares of TN  $13.19  $ 17.29  $1.32   $12.16    9.84x  108.47%   15.48%  114.80%   9.99x  $0.33  2.50%

                                          Dividends
                                             (4)                   Financial Characteristics(6)
                                          -------- -----------------------------------------------------------
                                          Payout    Total  Equity/    NPAs/     Reported            Core         Exch.   2nd Step
                                                                              -------------     --------------
Financial Institution                     Ratio(5) Assets  Assets    Assets   ROA    ROE        ROA      ROE     Ratio   Proceeds
---------------------                     -------- ------  ------    ------   ---    ---        ---      ---     -----   --------
                                           (%)     ($Mil)    (%)       (%)     (%)    (%)      (%)      (%)       (x)    ($Mil)
Jefferson Bancshares, Inc.
--------------------------
  Supermmaximum                           22.41%   $  317   28.82%    1.33%   1.38%  4.80%     1.35%    4.67%    4.27x   $66.125
  Maximum                                 23.41%   $  309   27.11%    1.37%   1.36%  5.03%     1.33%    4.90%    3.71x   $57.500
  Midpoint                                24.39%   $  303   25.55%    1.40%   1.35%  5.27%     1.31%    5.13%    3.23x   $50.000
  Minimum                                 25.51%   $  296   23.93%    1.43%   1.33%  5.56%     1.29%    5.40%    2.74x   $42.500

All Public Companies(7)
-----------------------
  Averages                                33.75%   $2,180   10.59%    0.66%   0.91%  9.26%     0.79%    7.64%
  Medians                                     -         -       -        -       -      -         -        -

All Non-MHC State of TN(7)
--------------------------
  Averages                                25.00%   $  112   14.27%    0.41%   1.61% 11.55%     1.59%   11.38%
  Medians                                     -         -       -        -       -      -         -        -

Comparable Group Averages
-------------------------
  Averages                                39.45%   $  208   15.76%    0.44%   0.93%  6.11%     0.81%    5.26%
  Medians                                     -         -       -        -       -      -         -        -

Comparable Group
----------------
CSBC   Citizens South Banking of NC       50.00%   $  492   19.57%    0.37%   0.97%  7.08%     0.93%    6.80%
DFBS   Dutchfork Bancshares Inc. of SC     0.00%   $  224   14.92%     N.A.   0.99%  7.12%     0.54%    3.85%
FFDF   FFD Financial Corp. of Dover OH      N.M.   $  133   12.59%    0.62%   0.66%  5.27%     0.41%    3.27%
FBTC   First BancTrust Corp. of IL        32.26%   $  203   13.47%     N.A.   0.64%  4.76%     0.42%    3.08%
FBEI   First Bancorp of Indiana of IN       N.M.   $  180   17.12%    0.29%   0.72%  4.23%     0.45%    2.66%
GSLA   GS Financial Corp. of LA           51.95%   $  210   16.37%    0.31%   0.59%  3.34%     0.59%    3.34%
PEDE   Great Pee Dee Bancorp of SC        60.22%   $  139   18.57%    1.04%   1.14%  5.89%     1.23%    6.37%
SRN    Southern Banc Company of AL        50.00%   $  113   16.56%    0.06%   0.74%  4.46%     0.62%    3.72%
UCBC   Union Community Bancorp of IN      46.15%   $  272   14.12%     N.A.   1.24%  7.42%     1.36%    8.11%
UTBI   United Tennessee Bancshares of TN  25.00%   $  112   14.27%    0.41%   1.61% 11.55%     1.59%   11.38%

(1) Average of High/Low or Bid/Ask price per share.
(2) EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4) Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated twelve month dividend as a percent of trailing twelve month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and total assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC.
        calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright(c) 2003 by RP Financial, LC.

RP Financial, LC.
Page 4.24

and P/TB ratios equaled 83.01%. In comparison to the average P/B and P/TB ratios for the Peer Group of 95.16% and 98.75%, the Bank's ratios reflect a discount of 12.85% on a P/B basis and a discount of 15.9% on a P/TB basis. RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier, including the more significant interest rate risk and credit risk characteristics of the Bank in comparison to the Peer Group. Moreover, while the return on equity will be comparable to the Peer Group average based on the Bank's current earnings rate, the expected downward pressure on earnings in the coming months will serve to depress the Bank's ROE to levels below the Peer Group average.

          3. Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, the Bank's value equaled 21.21% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 14.97%, which implies a 41.7% premium being applied to the Bank's pro forma P/A ratio.

Comparison to Recent Conversions and Second-Step Offerings

          As indicated at the beginning of this chapter, RP Financial's analysis of recent standard conversion and second-step offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent standard conversions and second-step offerings are not the primary determinate of value herein. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples may not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The recent standard conversions closed at a price/tangible book ratio of 71.2% (see Table 4.2), and both appreciated in aftermarket trading. In comparison, the Bank's P/TB ratio at the appraised midpoint value reflects a premium of 16.5% relative to the average closing price of the recent standard conversion offerings.

          The four most recently completed second-step conversion offerings on average closed at a price/tangible book ratio of 103.2%. However, one of the second step conversion transactions

RP Financial, LC.
Page 4.25

involved First Niagara Financial which is a much larger institution than the Bank ($3.3 billion in assets) and which simultaneously acquired another financial institutions as part of its second step transaction. Excluding First Niagara Financial, the median price/tangible book of the second step transactions completed in 2003 equaled 89.4%. On average, the prices of the four second-step conversion offerings increased by 12.3% during the first week of trading. In comparison, the Bank's P/TB ratio at the appraised midpoint value reflects a discount of 7.2% relative to the median closing P/TB ratio of the recent second-step conversion offerings completed in 2003 (excluding First Niagara).

     As discussed earlier, given the Jefferson Federal's high MHC ownership ratio which will result in a sale of a relatively greater portion of the Bank's stock to the public in a second step conversion (relative to the recent second step transactions), we would expect the Bank to have pro forma pricing characteristics to share some characteristics of the typical second step conversion transaction and a full conversion offering. In this regard, the Bank's pro forma P/TB ratio at the midpoint, equal to 83.01%, falls within the range exhibited by the recent standard conversion offerings (71.2% average P/TB) and the second step conversion transactions (89.4% median P/TB excluding First Niagara).

Valuation Conclusion

     Based on the foregoing, it is our opinion that, as of March 7, 2003, the estimated aggregate pro forma valuation of the shares to be issued in the conversion of the MHC, including (1) newly-issued shares representing the MHC's ownership interest in Jefferson Bancshares, (2) exchange shares to be issued to existing public shareholders of Jefferson Bancshares, and (3) shares issued to the Jefferson Federal Foundation, $64,250,000 at the midpoint, equal to 6,425,000 shares at a per share value of $10.00. Based on this valuation, and taking into account the ownership interest represented by the shares owned by the MHC and the shares issued to the Jefferson Federal Charitable Foundation, the midpoint of the offering range was $50,000,000, equal to 5,000,000 shares at $10.00 per share. The resulting offering range includes a minimum value of $42,500,000, equal to 4,250,000 shares at $10.00 per share (85.0% of the midpoint) and a maximum value of $57,500,000, equal to 5,750,000 shares at $10.00 per share (115.0% of the midpoint). In the event the appraised value is subject to an increase, the offering range may be

RP Financial, LC.
Page 4.26

increased up to a supermaximum value of $66,125,000, equal to 6,612,500 shares at $10.00 per share, without requiring a resolicitation. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-8 and Exhibit IV-9.

Establishment of the Exchange Ratio

     OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange their shares of the Bank's common stock for newly issued shares of the Bank as a fully converted company. The Board of Directors has independently established a formula to determine the exchange ratio. The formula has been designed to preserve the current aggregate public ownership percentage in the Bank equal to 82.64% as of March 7, 2003. It is the Bank's intent to issue 375,000 shares to the Foundation out of authorized but unissued shares, which will dilute the resulting ownership of the current minority shareholders from 17.36% to 16.34% at the midpoint on a pro forma basis, following the completion of the second step conversion and establishment of the Foundation. Pursuant to this formula, the exchange ratio to be received by the existing minority shareholders of the Bank will be determined at the end of the offering based on the total number of shares sold in the Subscription and Community offerings. As shown in Table 4.3, the exchange ratio for the minority shareholders would be 2.7419 shares, 3.2258 shares, 3.7097 shares and 4.2661 shares of newly issued shares of Jefferson Bancshares stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Jefferson Bancshares shares for the shares held by the public stockholders or on the proposed exchange ratio.